Exhibit 10.1

EXECUTION VERSION

Deal CUSIP [_________]

Revolving Loan CUSIP [_________]

CREDIT AGREEMENT

dated as of  April 27, 2017

by and among

COLONY STARWOOD HOMES PARTNERSHIP, L.P., a Delaware limited partnership,

as Borrower,

COLONY STARWOOD HOMES, a Maryland Real Estate Investment Trust,

as Parent,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 9.04,

as Lenders,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

_____________________________________________

JPMORGAN CHASE BANK, N.A.,
CITIGROUP GLOBAL MARKETS INC.,
and
MERRILL LYNCH PIERCE, FENNER & SMITH, INC.

as Joint Lead Arrangers and Joint Bookrunners,

and

CITIBANK, N.A.,
and
BANK OF AMERICA, N.A.

as Co-Syndication Agents

SCHEDULES:

Schedule 1.1A	–	List of Loan Parties
Schedule 1.1B	–	Specified Subsidiaries
Schedule 2.01A	–	Commitments
Schedule 2.01B	–	Swingline Commitments
Schedule 2.01C	–	Letter of Credit Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.16	–	Equity Interests
Schedule 6.02	–	Existing Convertible Indebtedness

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Opinion of Borrower’s Counsel
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Borrowing Base Certificate
Exhibit E	–	Form of Borrowing Request
Exhibit F	–	Form of Interest Election Request
Exhibit G	–	Form of Guaranty
Exhibit H	–	Form of Pledge Agreement
Exhibit I-1	–	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-2	–	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-3	–	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-4	–	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of April 27, 2017, by and among COLONY STARWOOD HOMES PARTNERSHIP, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), COLONY STARWOOD HOMES, a real estate investment trust formed under the laws of the State of Maryland (the “Parent”), each of the financial institutions initially a signatory hereto and their successors and assignees under Section 9.04 (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent, with JPMORGAN CHASE BANK, N.A., CITIGROUP GLOBAL MARKETS, INC., and MERRILL LYNCH PIERCE, FENNER & SMITH, INC. as Lead Arrangers and Bookrunners (in such capacities, each a “Joint Lead Arranger”), and CITIBANK, N.A., and BANK OF AMERICA, N.A., as Co-Syndication Agents (the “Co-Syndication Agents”).

WHEREAS, the Administrative Agent, the Issuing Banks (as hereinafter defined), the Swingline Lenders (as hereinafter defined) and the Lenders desire to make available to the Borrower a revolving credit facility in the initial amount of $675,000,000, which will include a $50,000,000 swingline subfacility and a $50,000,000 letter of credit subfacility, on the terms and conditions contained herein.  Initially there is no term loan facility, however Borrower has the option to elect to add one or more term loan facilities in the future in accordance with the provisions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“50% Sample Properties” has the meaning assigned to such term in Section 5.01(f)(iii).

“ABR” means when used in reference to any Loan or Borrowing, that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Accession Agreement” means an accession agreement substantially in the form attached to the Guaranty.

“Acquisition Property” means, as of any given date, any Property acquired by the Borrower or any Subsidiary of the Borrower and for which a Broker Price Opinion has not yet been obtained.

“Act” has the meaning assigned to such term in Section 9.15.

“Additional Tranche Term Loans” has the meaning assigned to such term in Section 2.12(d).

“Additional Tranche Term Loan Amendment” has the meaning assigned to such term in Section 9.02.

“Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for such period minus (b) Reserve for Replacements.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjustment Index” means (i) with respect to any Property in an MSA for which a market-specific S&P CoreLogic Case-Shiller Home Price NSA Index is published, the S&P CoreLogic Case-Shiller Home Price NSA Index for such MSA (e.g., the S&P CoreLogic Case-Shiller Atlanta Home Price NSA Index, the S&P CoreLogic Case-Shiller Miami Home Price NSA Index, etc.), and (ii) with respect to any Property in an MSA for which a market-specific S&P CoreLogic Case-Shiller Home Price NSA Index is not published, the S&P CoreLogic Case-Shiller U.S. National Home Price Index, a repeat sales, value and interval weighted, econometric home price index model that measures changes in U.S. single-family housing market prices.  If the S&P CoreLogic Case-Shiller U.S. National Home Price Index is no longer published the Adjustment Index shall be mutually agreed upon by the Borrower, the Administrative Agent and the Lenders.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Site” means the Electronic System established by the Administrative Agent to administer this Agreement.

“Agent Party” has the meaning assigned to such term in Section 9.01(d)(ii).

“Agreement Date” means the date as of which this Agreement is dated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus one half of one percent (0.50%) and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%), provided that,  the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries or Affiliates from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Percentage” means, (i) with respect to any Revolving Lender, the percentage of the total Revolving Loan Commitments represented by such Revolving Lender’s Revolving Loan Commitment; provided that in the case of Section 2.23 when any Revolving Lender is a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Commitments represented by such Lender’s Commitment and (ii) with respect to any Term Loan Lender, the percentage of the total Term Loans of the applicable Class represented by the Term Loans of that Class held by such Term Loan Lender.  If the Revolving Loan Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Loan Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Margin” means in the case of ABR Loans or Eurodollar Loans, the percentage rate set forth below (stated in basis points) corresponding to the Total Leverage Ratio as determined in accordance with Section 6.02(a):

Level	Total Leverage Ratio	Applicable Margin for Eurodollar Loans (in basis points per annum)	Applicable Margin for ABR Loans (in basis points per annum)
Level I	Less than 0.40 to 1.00	175	75
Level II	Greater than or equal to 0.40 to 1.00 but less than 0.45 to 1.00	185	85
Level III	Greater than or equal to 0.45 to 1.00 but less than 0.50 to 1.00	200	100
Level IV	Greater than or equal to 0.50 to 1.00 but less than 0.55 to 1.00	215	115
Level V	Greater than or equal to 0.55 to 1.00	230	130

The Applicable Margin for Loans shall be determined by the Administrative Agent from time to time, based on the Total Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 5.1(d).  Any adjustment to the Applicable Margin shall be effective as of the first Business Day after the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 5.1(d).  If the Borrower fails to deliver a Compliance Certificate pursuant to Section 5.1(d), then the Applicable Margin shall equal the percentages (in basis points) corresponding to Level V until the first Business Day after the required Compliance Certificate is delivered.  Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Administrative Agent first determines the Applicable Margin for Loans as set forth above, the Applicable Margin shall be determined based on Level III.  Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition.

If at any time any Financial Statement, certificate or other information upon which the Applicable Margin was determined was incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such Financial Statement, certificate or other information, as applicable, had been accurate at the time delivered.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Value” means (A) the Book Value of each Acquisition Property and (B) the BPO Value of any other Property, in each case, as adjusted pursuant to this definition.  The Borrower may periodically update the Asset Value of any Property at any time by causing the Diligence Agent to obtain a revised Broker Price Opinion relating thereto.  Effective on the last day of each fiscal quarter the Asset Value of each Property (excluding Recently Valued Properties) will be adjusted pursuant to the negative change, if any, in the index value most recently reported pursuant to the applicable Adjustment Index compared to the index value in effect as of the date of such Property’s Broker Price Opinion (or, in the case of an Acquisition Property, its acquisition date) (such adjusted value, the “Index-Adjusted Asset Value”).  Additionally, if additional Broker Price Opinions are required and obtained pursuant to the provisions of Section 5.01(f)(iii) and the ratio of (x) the sum of the Asset Values obtained for the 50% Sample Properties calculated using the Asset Values reported pursuant to the Broker Price Opinions described in Section 5.01(f)(i), Section 5.01(f)(ii) and Section 5.01(f)(iii), divided by (y) the sum of the Index-Adjusted Asset Values of the 50% Sample Properties, is less than ninety-five percent (95%) (the percentage of (x) divided by (y), the “Index Test Percentage”), then the Asset Value of each Property not included in the 50% Sample Properties (excluding Recently Valued Properties) will be multiplied by the Index Test Percentage.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the Senior Managing Director, Managing Director, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Co-Chief Investment Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Treasurer, Assistant Treasurer, Secretary, Assistant Secretary or General Counsel of the Borrower or the Parent or any other officer listed on the applicable incumbency certificate delivered pursuant to Section 4.01(g).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Balance Sheet Cash” means the Ownership Share of all unrestricted and unencumbered Cash and Cash Equivalents of the Borrower and its Subsidiaries.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Book Value” means, with respect to any asset, the book value of such asset determined in accordance with GAAP, without giving effect to depreciation but after taking into account any impairments.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereof.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest

Period is in effect, (b) Term Loans of the same Type made, converted or continued on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Borrower, substantially in the form of Exhibit D.  Unless indicated otherwise in the context, any reference to the Borrowing Base Certificate shall be deemed to refer to the most recent Borrowing Base Certificate delivered by the Borrower hereunder.  For the avoidance of doubt, in addition to the Borrowing Base Certificate delivery requirements of this Agreement, the Borrower may deliver an updated Borrowing Base Certificate at any time, from time to time.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03 or a Term Loan Borrowing in accordance with Section 2.05, which shall be, in the case of any such written request, in the form of Exhibit E or any other form then approved by the Administrative Agent.

“BPO Value” means the “as is” value for any Property set forth in the Broker Price Opinion most recently obtained by the Administrative Agent from the Diligence Agent or provided by the Borrower from the Diligence Agent with respect to such Property.

“Broker Price Opinion” means, with respect to any Property, either (x) a broker price opinion obtained by the Administrative Agent, (y) a broker price opinion obtained by the Administrative Agent or the Borrower from the Diligence Agent or (z) an appraisal obtained by the Administrative Agent from the Diligence Agent that at a minimum conforms to generally accepted appraisal standards as set forth in the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board of the Appraisal Foundation.  Broker Price Opinions shall include such information (including, but not limited to, opinion of value) and comply with such guidelines (including under Applicable Law) as shall be reasonably acceptable to the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan (and any ABR Loans or Borrowings the interest on which is computed by reference to clause (c) of the definition of “Alternate Base Rate”), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” means, of any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases (or financing leases) on a balance sheet of such Person under GAAP, and the principal amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For the avoidance of doubt, Capitalized Lease Obligations do not include any liability in respect of an operating lease required to be reflected on the balance sheet of a Person under GAAP.

“Cash” means, of any Person, Dollars held by such Person in the United States.

“Cash Collateralize” has the meaning assigned to such term in Section 2.07(j).  Derivatives of such term have corresponding meanings.

“Cash Equivalents” means:

(a)

direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)

investments in commercial paper maturing within three hundred sixty-five (365) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)

investments in certificates of deposit, banker’s acceptances and time deposits maturing within three hundred sixty-five (365) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)

fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)

money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Control” means either of the following:

(a)

the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Permitted Investors of Equity Interests representing more than thirty-five percent (35%), and more than the percentage held by the Permitted Investors of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or

(b)	the failure of the Parent to own at least seventy-five percent (75%) of the direct legal and beneficial ownership interest in, and Control, Borrower.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary,  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.14.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, or an Additional Tranche Term Loan of any tranche (as such tranche is designated in the applicable Additional Tranche Term Loan Amendment) or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of a Person in respect of any Loan Document, including, without limitation, the Pledged Collateral.

“Commitment” means, as to a Lender, such Lender’s Revolving Loan Commitment or such Lender’s Term Loan Commitment, as the context may suggest or require, as such commitment may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $675,000,000, comprised solely of the Revolving Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Compliance Certificate” means a compliance certificate delivered in accordance with Section 5.01(d) executed by a Financial Officer of the Borrower in substantially the form on Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“consolidated” means determined on a consolidated basis in accordance with GAAP applied on a consistent basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, and (b) the issuance of a Letter of Credit or the amendment of a Letter of Credit.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lenders or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, passage of time or both would, unless cured or waived, become an Event of Default.  For all purposes of this Agreement and the other Loan Documents, a Default or Event of Default will be deemed to “exist” if it has occurred and is continuing.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Sanctions Laws and Regulations-related Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; (c) in which an entity or person on the SDN List has fifty percent (50%) or greater ownership interest or that is otherwise controlled by an SDN.

“Diligence Agent” means (i) Green River Capital, LLC, or (ii) such other institution designated by the Administrative Agent with the consent of the Required Lenders by written notice to the Borrower and the Lenders.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Institution” means any Person that is specifically identified by name on a written list that has been delivered to the Administrative Agent on or before the Effective Date, which list may be updated from time to time after the Effective Date upon the Borrower delivering an updated list to the Administrative Agent; provided, however, that no such update shall apply retroactively to any Persons that already acquired and continues to hold (or has and remains committed to acquire, without giving retroactive effect to any such commitment) an assignment or participation interest in any Commitment, Revolving Credit Exposure or Term Loan Exposure; provided, further, however, that any such Person that holds (or has and remains committed to acquire, without giving retroactive effect to any such commitment) an assignment or participation interest shall not be permitted to acquire an additional assignment, participation or other interest in any Commitment, Revolving Credit Exposure or Term Loan Exposure.  The list of Disqualified Institutions shall be made available to a Lender upon reasonable request to the Administrative Agent in connection with a proposed assignment under Section 9.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, with respect to a Person for any period and without duplication: (a) net income (loss) of such Person for such period excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including, without limitation, gains and losses from the sale of Property; (v) non-cash charges (other than non-cash charges that constitute an accrual of a reserve for future cash payments) and non-cash gains (other than any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced net income in any prior period); (vi) expenses and charges incurred prior to December 31, 2016 relating to the discontinued non-performing loan business; and (vii) amounts included in such net income (loss) attributable to its equity in Unconsolidated Affiliates; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates.  EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805.  For purposes of this definition, nonrecurring items shall be deemed to include, without limitation, (x) gains and losses on early extinguishment of Indebtedness, (y) severance and other restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and or any Issuing Bank and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Eligible Property” means each Property which satisfies all of the following requirements:

(a)

such Property is a one (1) to four (4) unit residential real property, including single family homes in planned unit developments and individual single family townhomes and individual residential condominium units in a condominium project (but excluding co-ops and manufactured housing);

(b)	such Property is owned in fee simple entirely by the Borrower or a Wholly Owned Subsidiary of the Borrower, other than an Excluded Subsidiary;
(c)	such Property is located in a State or Commonwealth of the United States of America or in the District of Columbia;
(d)

regardless of whether such Property is owned by the Borrower or a Wholly Owned Subsidiary of the Borrower, the Borrower has the right directly, or indirectly through a Wholly Owned Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower, and (ii) to sell, transfer or otherwise dispose of such Property, other than, in the case of either of the preceding clause (i) or (ii), any such limitation resulting from the existence of a Negative Pledge permitted under Section 6.11;

(e)	neither such Property, nor if such Property is owned by a Wholly Owned Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Wholly Owned

Subsidiary, is subject to (i) any Lien other than Permitted Encumbrances or (ii) any Negative Pledge, other than a Negative Pledge permitted under Section 6.11; and
(f)

such Property is capable of producing income in operating condition, is free of structural defects or architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters which, individually or collectively, are not material to the profitable operation of such Property, and no material part thereof has been damaged by fire or other casualty  or condemned, except, in each case, for defects, deficiencies, conditions or other matters which, individually or collectively, are not material to the profitable operation of such Property.

A Property shall be excluded from the calculation of Unencumbered Asset Value and Unencumbered NOI if such Property ceases to be an Eligible Property and all financial covenants calculated by reference to Unencumbered Asset Value or Unencumbered NOI shall be calculated excluding such Property.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ERISA Group” means the Parent, the Borrower, any other Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent, the Borrower or any other Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” means when used in reference to any Loan or Borrowing whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiary” means (a) any Subsidiary (i) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary within three (3) months following the acquisition thereof and (ii) that is prohibited from guarantying the Indebtedness of any other Person pursuant to (A) any document, instrument or agreement evidencing such Secured Indebtedness or (B) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness, (b) any Subsidiary that is organized under the laws of any country other than the United States of America; provided that in each such case, such document, instrument or agreement was not entered into for the purpose of invoking the exclusions permitted hereunder, (c) any Subsidiary holding no Properties or other material assets, or (d) any Subsidiary formed for the purposes of becoming an obligor under Secured Indebtedness of the kind described in the foregoing provisions of this definition, provided that such Subsidiary incurs such Secured Indebtedness within thirty (30) days after it ceases to be excluded under clause (c), above.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time such Guarantee of such Loan Party becomes or would become effective with respect to such related Specified Swap Obligation.  If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Obligation is guaranteed by such Loan Party or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(c) and (e) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Revolving Credit Facilities” means (i) that certain Amended and Restated Master Loan and Security Agreement, dated as of June 13, 2014, by and among Starwood Waypoint Borrower, LLC, as the borrower, the lenders party thereto, Citibank, N.A., as administrative agent for the lenders, and the other parties signatory thereto, as amended to date and (ii) that certain Second Amended and Restated Revolving Credit Agreement, dated as of July 14, 2015, by and among ColFin AH Finance Masterco, LLC, ColFin AH Finance Holdco, LLC, the lenders party thereto, JPMorgan Chase Bank, National Association, as agent for lenders, and the other parties signatory thereto.

“Expanded Sample Properties” has the meaning assigned to such term in Section 5.01(f)(ii).

“Expanded Sample Ratio” has the meaning assigned to such term in Section 5.01(f)(iii).

“Extended Revolving Credit Termination Date” means April 27, 2021.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for Cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.  Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Directors of the Parent (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $1,000,000, such determination may be made by the chief Financial Officer of the Parent evidenced by an officer’s certificate delivered to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the greater of (i) zero percent (0%) and (ii) the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Letter” means those certain fee letters, each dated as of March 14, 2017, by and between the Borrower and certain Lenders and certain affiliates of such Lenders.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).

“Fixed Charges” means, with respect to a Person and for any period, the sum, without duplication, of the Ownership Share of: (a) the Interest Expense of such Person for such period, plus (b) all regularly scheduled principal payments on Indebtedness payable during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid to a Person other than the Parent, the Borrower or a Subsidiary thereof.  The Borrower’s Ownership Share of the Fixed Charge of its Unconsolidated Affiliates for a given period will be included when determining the Fixed Charges of the Borrower for such period.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty”, “Guaranteed” or to “Guarantee” means, as applied to any obligation and includes any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.13 and substantially in the form of Exhibit G.

“Guarantor” or “Guarantors” means, collectively or individually as the context may suggest or require, the Parent and the Subsidiary Guarantors.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Indebtedness” of any Person means, without duplication, the following:

(a)	all obligations of such Person for borrowed money,
(b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
(c)	all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(d)

all obligations of such Person in respect of the deferred purchase price of property or services (excluding, for the avoidance of doubt, (i) accounts payable and accruals for payroll and (ii) financing of the payment of insurance premiums, in each case, incurred in the ordinary course of business),

(e)

all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(f)	all Guarantees by such Person of Indebtedness of others (other than contingent “build-to-rent” guarantees),
(g)	all Capital Lease Obligations of such Person,
(h)	all net obligations under any Swap Agreement (other than to the extent cash collateralized) in excess of $50,000,000, individually or in the aggregate for all such Swap Agreements,
(i)

all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and bankers’ acceptances issued in support of Indebtedness (to the extent such Indebtedness is not already included hereunder).

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is personally liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except any Indebtedness to the extent that any such Person is not personally liable therefore pursuant to the terms of any such Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its  Lender Parent, (c) the Parent, the Borrower or any of their Affiliates, (d) provided no Event of Default exists, a Disqualified Institution, or (e) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Index-Adjusted Asset Value” has the meaning assigned to such term in the definition of Asset Value.

“Information” has the meaning assigned to such term in Section 9.12.

“Information Memorandum” means the Confidential Information Memorandum dated March 17, 2017 relating to the Borrower and the Transactions.

“Intercompany Indebtedness” means any Indebtedness between or among the Parent, the Borrower and their respective Subsidiaries (including, without limitation, any notes issued in any securitization and held by Parent, the Borrower and their respective Subsidiaries), provided, that for purposes of calculating a financial ratio that includes Indebtedness of any Unconsolidated Affiliate, intercompany indebtedness shall be deemed to include Indebtedness of such Unconsolidated Affiliate held by the Parent, the Borrower or any Subsidiary.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.09.

“Interest Expense” means, with respect to a Person and for any period, without duplication, all paid, accrued or capitalized interest expense (other than capitalized interest expense funded under a construction loan interest reserve account); provided that Interest Expense shall exclude the following:

(a)

amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, premiums, if any, pay-in-kind interest expense, the amortization of original issue discount resulting from the issuance of Indebtedness below par, and any other amounts of non-cash interest (including as a result of the effects of purchase accounting);

(b)	interest expense attributable to Intercompany Indebtedness;
(c)	any one-time cash costs associated with breakage in respect of hedging agreements for interest rates; and
(d)	any expensing of commitment and other financing fees.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day following the last day of each of March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the last Business Day of each of March, June, September and December and the Revolving Maturity Date.

“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the greater of (i) zero percent (0%) and (ii) the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Initial Sample Properties” has the meaning assigned to such term in Section 5.01(f)(i).

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a credit rating of either (x) BBB- or higher from S&P or (y) Baa3 or higher from Moody’s.

“Investment Grade Rating Date” means the date specified by the Borrower as such in a written notice to the Administrative Agent after the Parent obtains an Investment Grade Rating from either Moody’s or S&P.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit issued hereunder, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Citibank, N.A., Bank of America, N.A., and any other Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each reference herein to the “Issuing Bank’ shall be deemed to be a reference to the relevant Issuing Bank.

“LC Collateral Account” has the meaning assigned to such term in Section 2.07(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.07(l).   For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, any Secured Swap Provider, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 8.05, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Lenders” means each financial institution from time to time party hereto as a “Revolving Lender” or a “Term Loan Lender”, in each case, together with its respective successors and permitted assigns pursuant to Section 9.04, and, as the context requires, includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” has the meaning set forth in Section 2.07(c).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01C, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.

“LIBO Rate” means, with respect to any Eurodollar Loan for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars/the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” or “Loans” means, individually or collectively as the context may suggest or require, any or all Revolving Loans, Term Loans, or Swingline Loans.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, and any agreements entered into in connection herewith by the Borrower or any Loan Party with or in favor of the Administrative Agent and/or the Lenders, including each Note, the Guaranty, the Pledge Agreement, the Fee Letters and any amendments, modifications or supplements thereto or waivers thereof, legal opinions issued in connection with the other Loan Documents, UCC filings, flood determinations, letter of credit applications and any agreements between the  Borrower and the Issuing Bank regarding the Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit and any other documents prepared in connection with the other Loan Documents, if any.

“Loan Parties” means each of the Borrower, each Guarantor, each Pledgor and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations.  Schedule 1.1A sets forth the Loan Parties, in addition to the Borrower, as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Maturity Date for any Class of Loans.

“Material Adverse Change” means any event, development or circumstance that has a material adverse effect on (a) the business, operations, assets, property, condition (financial or otherwise) of the Parent, the Borrower and their respective Subsidiaries taken as a whole, or (b) the ability of the Parent, the Borrower or any of the other Loan Parties to perform its respective Obligations under this Agreement or any of the other Loan Document, or (c)  the validity or enforceability of any Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiaries” means (a) each Subsidiary of the Borrower that owns a Property included in the determination of Unencumbered Asset Value or Unencumbered NOI, (b) any direct or indirect Subsidiary of the Borrower that holds direct or indirect Equity Interests in a Person which owns a Property included in the determination of Unencumbered Asset Value or Unencumbered NOI and (c) any direct or indirect Subsidiary of the Borrower to which more than five percent (5%) of Total Asset Value is attributable on an individual basis, other than, solely in the case of the preceding clause (c), an Excluded Subsidiary.

“Maturity Date” means (a) with respect to the Revolving Loans and Revolving Loan Commitments, the Revolving Credit Termination Date (b) with respect to any Additional Tranche Term Loans of any Class, the date specified as the scheduled final maturity date (after giving effect to any extension options provided and exercised in the applicable Additional Tranche Term Loan Amendment) of the Additional Tranche Term Loans of such Class in the applicable Additional Tranche Term Loan Amendment and (c) with respect to the Swingline Loans and Swingline Commitments, the date which is seven (7) Business Days prior to the Revolving Credit Termination Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“MSA” means Metropolitan Statistical Area, as defined by the United States Office of Management and Budget.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge” has the meaning assigned to such term in Section 6.11.

“Net Operating Income” means, for any Property and for a given period, the following without duplication, determined in accordance with GAAP: (a) the rental income and other revenues from the operation of such Property, including from straight-lined rent and amortization of above or below market leases, minus (b) all expenses paid (excluding interest, but including an appropriate accrual for property taxes and insurance) related to the ownership, operation, repair or maintenance of such Property, including, but not limited to, property taxes, assessments and the like (including, without limitation, all dues, fees, impositions and other charges levied, assessed or imposed against such Property by a homeowners or condominium association or other similar entity), insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, and marketing expenses, minus (c) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to eight percent (8%) of the gross revenues for such Property for such period.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all Cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, at any time, Indebtedness of the Parent, the Borrower and their respective Subsidiaries and Unconsolidated Affiliates in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, misrepresentation, waste, environmental indemnities, prohibited transfers, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar and customary exceptions to nonrecourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is either (i) contractually limited to specific assets encumbered by a Lien securing such Indebtedness or (ii) limited to certain Excluded Subsidiaries.

“Non-Wholly Owned Subsidiary” means any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other LC Exposure; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, any Issuing Bank or any Lender Party of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents or Secured Swap Agreement, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note; provided, that in no event shall any Excluded Swap Obligations constitute “Obligations” hereunder.

“Occupancy Rate” means, with respect to all Properties at any time included in the determination of Unencumbered Asset Value, the ratio, expressed as a percentage, of (a) the total number of such Properties occupied by tenants that are not Loan Parties or Subsidiaries or affiliates of any Loan Party pursuant to binding leases as to which no default in the payment of scheduled rent has occurred and has continued unremedied for sixty-one (61) or more days and no eviction proceedings have commenced to (b) the total number of such Properties.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Revolving Credit Termination Date” means April 27, 2020.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Overnight Bank Funding Rate” means, for any day, the greater of (i) zero (0%) and (ii) the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Ownership Share” means (a) with respect to Borrower and any Wholly Owned Subsidiary, one hundred percent (100%), (b) with respect to the Borrower and the Parent, one hundred percent (100%), and (c) with respect to any Non-Wholly Owned Subsidiary or Unconsolidated Affiliate, the greater of (i) the percentage of the issued and outstanding Equity Interests in such Person held, directly or indirectly, by the Borrower and (ii) the percentage of the net liquidation value of such Person that would be received by the Borrower and its Wholly Owned Subsidiaries, in the aggregate, upon liquidation of such Person. Unless otherwise indicated in the context, “Ownership Share” shall refer to the Ownership Share of the Borrower in a Person.

“Parent” has the meaning assigned to such term in the introductory paragraph hereof.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)Liens created pursuant to any Loan Document;

(b)Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority any homeowners association or similar organization, or pursuant to any encumbrance described in clause (f), below (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws);

(c)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(d)pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security laws or regulations;

(e)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f)judgment liens in respect of judgments that do not constitute an Event of Default under clause (m) of Article VII;

(g)easements, zoning restrictions, rights-of-way, rights, covenants, conditions and restrictions of record and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not interfere with the ordinary conduct of business of the Borrower or any Subsidiary or the intended use thereof;

(h)Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions; and

(i)At any time prior to June 15, 2017, Liens granted to secure the Existing Revolving Credit Facilities, provided that all financing commitments thereunder have been terminated and no Indebtedness remains outstanding thereunder.

provided that, except for clause (a), above, “Permitted Encumbrances” shall not include any Lien granted to secure Indebtedness.

“Permitted Investors” means Starwood Capital Group, Colony NorthStar, Inc., Thomas J. Barrack Jr. and their respective affiliates, successors and heirs.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledge Agreement” means the Pledge Agreement executed and delivered pursuant to Section 4.01(e) and substantially in the form of Exhibit H.

“Pledged Collateral” has the meaning assigned to such term in the Pledge Agreement.

“Pledgor” means any Person that is, as of the Agreement Date, or hereafter becomes or is required to become, a party to the Pledge Agreement as a “Pledgor.”

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent, the Borrower or any other Subsidiary.  Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent, the Borrower or any other Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Prime Rate” means the greater of (i) zero (0%) and (ii) the interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” or “Properties” means a parcel (or group of related parcels) of real property owned by the Borrower, any Subsidiary or any Unconsolidated Affiliate.

“Pro Forma Basis” means, with respect to any calculation of financial ratios set forth in Sections 6.02 and 6.03, that (a) the ratios described in Sections 6.02(b), 6.02(d), and 6.03(b) shall be calculated as of the last day of the most recent Test Period and (b) all other ratios shall be calculated based on the most recent Borrowing Base Certificate and based on the Total Indebtedness (or applicable components thereof) as of such date, giving pro forma effect to any expected incurrence or extinguishment of Indebtedness as of the referenced date or any other events specified in the applicable provision hereof.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Recently Valued Property” means, as of any date, any Property acquired, or for which a Broker Price Opinion has been obtained, within the preceding ninety (90) days.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Indebtedness” mean, at any time, the portion of Total Indebtedness that is not Nonrecourse Indebtedness.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse an Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit issued by such Issuing Bank.

“Register” has the meaning assigned to such term in Section 9.04(b).

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of § 856, et seq. of the Code or any successor provisions.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reserve for Replacements” means, for any period and with respect to any Property, the Ownership Share of (a) $1,250 multiplied by (b) the number of days in such period that the Property was owned by the Borrower or its Subsidiary or Unconsolidated Affiliate divided by (c) three hundred sixty-five (365).  If the term Reserve for Replacements is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties of the Borrower and its Subsidiaries and the applicable Ownership Shares of all Properties of all Unconsolidated Affiliates.

“Required Delivery Date” has the meaning assigned to such term in Section 5.13.

“Required Lenders” means, at any time, Lenders having Term Loans (if any), Revolving Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the total Term Loans (if any), Revolving Credit Exposures and unused Commitments at such time; provided that, in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) having Term Loans, Revolving Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the total Term Loans, Revolving Credit Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent, the Borrower or any Subsidiary, or any option, warrant or other right to acquire any such Equity Interests in the Parent, the Borrower or any Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time, provided, that, if such Lender is an Issuing Bank and/or a Swingline Lender, “Revolving Credit Exposure” for such Lender shall include, as applicable and without duplication, the aggregate Stated Amount of all outstanding Letters of Credit issued by such Lender as an Issuing Bank, plus the aggregate amount of all unreimbursed LC Disbursements owing to such Lender as an Issuing Bank, plus the aggregate amount of all outstanding Swingline Loans made by such Lender as a Swingline Lender.

“Revolving Credit Termination Date” means the Original Revolving Credit Termination Date, or, if the Original Revolving Credit Termination Date is extended pursuant to Section 2.10(a), the Extended Revolving Credit Termination Date.

“Revolving Extension Request” has the meaning assigned to such term in Section 2.10(a).

“Revolving Facility Fee” has the meaning assigned to such term in Section 2.15.

“Revolving Lender” means a Lender having a Revolving Loan Commitment, or if the Revolving Loan Commitments have terminated, holding any Revolving Loans.

“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.02.

“Revolving Loan Note” means a promissory note, made by the Borrower and payable to the order of a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving Loan Commitment.

“Revolving Loan Commitment” means, as to a Lender, such Lender’s obligation to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Loan Commitments is $675,000,000.

“S&P” means S&P Global Ratings, or any successor thereto.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.12.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (which at the time of this Agreement, includes Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctions Laws and Regulations” means any sanctions, prohibitions or requirements administered, imposed or enforced by the United States Government (including, without limitation, OFAC), or other relevant sanctions authority having jurisdiction over any Loan Party or its respective Subsidiaries.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the

Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or any other relevant governmental authority.

“SEC” means the Securities and Exchange Commission of the United State of America.

“Secured Indebtedness” means, at any time, that portion of Total Indebtedness that is secured by a Lien, excluding Obligations under the Loan Documents or any other debt that is secured solely by Collateral on a pari passu or junior basis with the Liens securing the Obligations.

“Secured Swap Agreement” means any Swap Agreement that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Secured Swap Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Secured Swap Provider” means any Person that (a) at the time it enters into a Secured Swap Agreement with a Loan Party, is the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes Administrative Agent (including on the Effective Date), is a party to a Secured Swap Agreement with a Loan Party, in each case in its capacity as a party to such Secured Swap Agreement.

“Specified Subsidiaries” means the Subsidiaries listed on Schedule 1.1B.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Parent, the Borrower or a Loan Party, as applicable.  When used without reference to a particular Person, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Subsidiary Guarantors” means, collectively, (i) all Subsidiaries that have executed the Guaranty delivered to Administrative Agent pursuant to Section 4.01(d), and (ii) all Subsidiaries that have delivered a Guaranty or Accession Agreement to Administrative Agent and otherwise complied with the requirements of Section 5.13, in each such case, which Subsidiaries have not been released from such Guaranty pursuant to the terms and conditions of Section 5.13(e), provided, that any Subsidiary that will be required to deliver an Accession Agreement pursuant to Section 5.13, but is not yet required to do so will be deemed a Subsidiary Guarantor for purposes of the definition of the term “Loan Parties.”

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Swap Agreements have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Swap Agreements have been terminated or closed out, the then-current mark-to-market value for such Swap Agreements, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Swap Agreements (which may include the Administrative Agent, any Lender, or any Affiliate of them).

“Swingline Commitment” means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 2.01B hereof or (ii) if such lender has entered into an Assignment and Acceptance, the amount set forth for such lender as its Swingline commitment in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(ii)(C).  Each Swingline Lenders Swingline Commitment represents a portion of, and is not in addition to, such Lender’s Revolving Loan Commitment.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time  other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b), the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lenders” means each of JPMorgan Chase Bank, N.A., Citibank, N.A., and Bank of America, N.A., each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.06.

“Swingline Loan Availability Period” means the period beginning on the Effective Date to, but excluding, the Swingline Termination Date.

“Swingline Note” means the promissory note, made by the Borrower and payable to the order of a Swingline Lender in a principal amount equal to the amount of such Swingline Lender’s Swingline Commitment as originally in effect and otherwise duly completed.

“Swingline Termination Date” means the date which seven (7) Business Days prior to the Revolving Credit Termination Date.

“Tangible Net Worth” means, at any time, the sum of the following, determined in accordance with GAAP, (a) stockholders’ equity of the Borrower plus (b) accumulated depreciation of real property and amortization, excluding, to the extent included when determining stockholders’ equity of the Borrower and its Subsidiaries: (i) the amount of any write-up or write-down in the Book Value of any assets reflected in any balance sheet resulting from revaluation thereof, and (ii) amounts appearing on the consolidated balance sheet of the Borrower and its Subsidiaries for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means an Additional Tranche Term Loan, if any, made by a Term Loan Lender to the Borrower pursuant to Section 2.12.

“Term Loan Commitment” means, as to a Lender, such Lender’s obligation to make Term Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s outstanding Term Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial aggregate amount of the Lenders’ Term Loan Commitments is $0.

“Term Loan Lender” means a Lender having a Term Loan Commitment, or if the Term Loan Commitments have terminated, a Lender holding a Term Loan.

“Term Loan Note” means a promissory note, made by the Borrower and payable to the order of a Term Loan Lender in a principal amount equal to the amount of such Term Loan Lender’s Term Loan Commitment.

“Test Period” means, on any date, the period of four consecutive fiscal quarters of Borrower ended on or immediately prior to such date (taken as one accounting period); provided that for purposes of calculating any ratio as of any date other than the last day of a Test Period, “Test Period” shall refer to the last four consecutive fiscal quarter period for which consolidated financial statements of the Borrower and its Subsidiaries have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable.

“Total Asset Value” means, as of any date, the sum (without duplication) of the Ownership Share of the Asset Value of all Properties of (a) the Borrower and its Subsidiaries  and (b) all Unconsolidated Affiliates of the Borrower.

“Total Indebtedness” means, at any time, without duplication, the sum of (a) the Ownership Share of the outstanding principal balance of all Indebtedness of the Parent, the Borrower and their respective Subsidiaries outstanding at such date, determined at par without giving effect to any discount, plus (b) the applicable Ownership Share of the outstanding principal balance of all Indebtedness of each Unconsolidated Affiliate, excluding, in each case, Intercompany Indebtedness; provided that solely for the purposes of calculating the Total Leverage Ratio and the Secured Leverage Ratio, the Indebtedness of each Unconsolidated Affiliate (prior to giving effect to the Ownership Share) shall be net of the unrestricted and unencumbered Cash then held by such Unconsolidated Affiliate.

“Total Leverage Ratio” has the meaning defined in Section 6.02(a).

“Total Revolving Credit Exposure” means, the sum of the outstanding principal amount of all Lenders’ Revolving Loans, their LC Exposure and their Swingline Exposure at such time; provided, that  clause (a) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Transactions” means the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treasury Note Rate” means the latest published rate for United States Treasury Notes (but the rate on United States Treasury Notes issued on a discounted basis shall be converted to a bond equivalent) as published daily in the Federal Reserve Statistical Release H.15 (519) of Selected Interest Rates having a ten (10) year maturity (or the closest thereto) as of the date of determination, or in the event such rate is no longer published, such alternative rate as the Administrative Agent and the Borrower may agree.

“Type” means, when used in reference to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person and which other Person does not otherwise constitute a subsidiary of such Person hereunder. When used without reference to a particular Person, “Unconsolidated Affiliate” shall refer to an Unconsolidated Affiliate of the Borrower.

“Unencumbered Asset Value” means, at any given time, the sum (without duplication) of the Asset Value of all Eligible Properties included in the most recent Borrowing Base Certificate for such period, provided, that

(x)

to the extent that the amount of Unencumbered Asset Value attributable to Eligible Properties located in any one MSA would exceed (1) twenty-five percent (25%) of the total Unencumbered Asset Value, in the case of the Miami MSA or the Atlanta MSA, or (2) fifteen percent (15%) of total Unencumbered Asset Value in all other cases, such excess shall be excluded;

(y)

to the extent that the amount of Unencumbered Asset Value attributable to Eligible Properties the acquisition cost of which exceeded $500,000 would exceed five percent (5%) of Unencumbered Asset Value, such excess shall be excluded; and

(z)

Unencumbered Asset Value will exclude Asset Value attributable to Eligible Properties which are owned, directly or indirectly, by any Subsidiary which is required to comply with, but has not fully and timely complied with, the guaranty and collateral requirements of Section 5.13(b) or Section 5.14(b), until such compliance occurs.

“Unencumbered NOI” means, for any period, Net Operating Income from the Eligible Properties included in the most recent Borrowing Base Certificate for such period.

“Unsecured Indebtedness” means that portion of Total Indebtedness of the Parent, the Borrower, and their Wholly Owned Subsidiaries that is not Secured Indebtedness, provided, that Intercompany Indebtedness excluded under Unsecured Indebtedness shall be limited to Indebtedness between or among the Parent, the Borrower and their Wholly Owned Subsidiaries.

“Unsecured Interest Expense” means, for any period, without duplication, the greater of (a) the portion of Interest Expense for such period attributable to Unsecured Indebtedness, and (b) the imputed interest expense that would result from clause (a) hereof if the applicable Unsecured Indebtedness bears interest at a per annum rate equal to the Treasury Note Rate plus three percent (3.00%).

“Update Certificate” has the meaning assigned to such term in Section 4.02(c).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned and controlled by such Person or one or more other Wholly Owned and controlled Subsidiaries of such Person.  When used without reference to a particular Person, “Wholly Owned Subsidiary” shall refer to a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

Section 1.04  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II
The Credits

Section 2.01  Loans and Borrowings Generally.

(a)Each Loan shall be made as part of a Borrowing consisting of Loans made by Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loans required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)Subject to Section 2.17, each Revolving Borrowing or Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance with the terms of this Agreement.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.02  Revolving Loans.

(a)Subject to the terms and conditions set forth herein, each Revolving Lender severally and not jointly agrees to make Revolving Loans in Dollars to the Borrower during the period from and including the Effective Date, to but excluding, the Revolving Credit Termination Date, in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing) in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Loan Commitment.  At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Notwithstanding the immediately preceding sentence but subject to Section 2.11(a) and the other applicable conditions to disbursement set forth in this Agreement, a Revolving Borrowing may be in the aggregate amount of the unused Revolving Loan Commitments or in the aggregate amount required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e).  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.03  Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR  Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:

(i)the aggregate amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.08.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04  Intentionally Omitted.

Section 2.05  Requests for Term Loan Borrowings.  In the event that any Term Loans are committed to in accordance with Section 2.12, then in order to request a Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Loan Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR  Loan Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.05:

(i)the aggregate amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be an ABR  Borrowing or a Eurodollar Borrowing;

(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.08.

If no election as to the Type of Term Loan Borrowing is specified, then the requested Term Loan Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Term Loan Lender of the details thereof and of the amount of such Term Loan Lender’s Loan to be made as part of the requested Borrowing.

Section 2.06  Swingline Loans.

(a)Subject to the terms and conditions set forth herein, from time to time during the Swingline Loan Availability Period, each Swingline Lender severally agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding, that will not result in (i)  the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment (unless otherwise agreed by the applicable Swingline Lender) or (ii) such Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Loan Commitment (such amount compiling with (i) and (ii), the “Swingline Availability”); provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Availability in effect at such time, the Borrower shall immediately pay to the Administrative Agent for the account of the applicable Swingline Lender the amount of such excess.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.  The borrowing of a Swingline Loan shall not constitute usage of any Revolving Lender’s Revolving Loan Commitment for purposes of calculation of the fee payable under Section 2.15.

(b)To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy) and the applicable Swingline Lender(s), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  Each Swingline Lender from which the proposed Swingline Loan has been requested shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon the number of Swingline Lenders from which the applicable Swingline Loan has been requested, unless otherwise agreed by such Swingline Lenders) available to the Borrower by means of a credit to an account of the Borrower with each such Swingline Lender designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(d)Any Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans.  Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 1:00 p.m., New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 1:00 p.m., New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Lenders, such Lender’s Applicable Percentage of such Swingline Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the existence of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lenders the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such  Swingline Lenders.  Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such  Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such  Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to such  Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(e)Any Swingline Lender may be replaced at any time by written agreement among the Borrower (provided, that no such consent shall be required if an Event of Default exists), the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender.  The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.15(a).  From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.  In addition, a Swingline Lender may resign (without replacement) with the prior written consent of the Borrower, the Administrative Agent and the other Swingline Lenders.

(f)Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.06(e) above.

Section 2.07  Letters of Credit.

(a)General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period from and including the Effective Date to, but excluding, the date five (5) Business Days prior to the Revolving Credit Termination Date.  In the event of any inconsistency between the terms and conditions of this

Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, or if (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it, or the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days or such shorter period to which the Issuing Bank may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application (“a Letter of Credit Application”) on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed such Issuing Bank’s Letter of Credit Commitment and (ii) no Lender’s Revolving Credit Exposure shall exceed its Revolving Loan Commitment.  The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

(c)Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension, which renewals or extensions, subject to clause (ii) hereof, may be automatic pursuant to the terms of the Letter of Credit) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Termination Date; provided that, with the consent of the Issuing Bank, any such Letter of Credit may expire after the Revolving Credit Termination Date, and Borrower shall be obligated to, at least five (5) Business Days prior to the Revolving Credit Termination Date, Cash Collateralize such Letter of Credit.

(d)Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the existence of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $5,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.06 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable

Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.16(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)Replacement of the Issuing Bank.

(i)The Issuing Bank may be replaced at any time by written agreement among the Borrower (provided, that no such consent shall be required if an Event of Default exists), the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.15(b).  From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.  In addition, an Issuing Bank may resign (without replacement) with the prior written consent of the Borrower, the Administrative Agent and the other Issuing Banks.

(ii)Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.07(i) above.

(j)Cash Collateralization.  If any Event of Default shall exist, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than fifty percent (50)% of the total LC Exposure) demanding the deposit by Borrower of Cash collateral pursuant to this paragraph.  For purposes of this Agreement, “Cash Collateralize” shall mean, with respect to any Letter of Credit, the deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in Cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all funds from time to time on deposit therein.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account.  Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than fifty percent (50)% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived in writing pursuant to the terms and conditions of this Agreement.

(k)

Effect of Letters of Credit on Revolving Loan Commitments.  Upon the issuance by an Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Loan Commitment of each Revolving Lender shall be deemed used in an amount equal to the product of (i) the such Lender’s Applicable Percentage and (ii) (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(l)

Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuing Bank document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(m)	Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.
(n)

Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any document from an Issuing Bank in connection with a Letter of Credit, the terms hereof shall control.

Section 2.08  Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.06.  Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.09  Interest Elections.

(a)Each Revolving Borrowing or Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods for such Eurodollar Borrowing, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing or Section 2.05 if the Borrower were requesting a Term Loan Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Sections 2.03 and 2.05, as applicable:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required

Lenders, so notifies the Borrower, then, so long as an Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.10  Extension of Termination Dates and Reduction of Commitments.

(a)The Borrower shall have the right to extend the Original Revolving Termination Date to the Extended Revolving Termination Date subject to the terms and conditions of this Section 2.10.  The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least sixty (60) days, but not more than one hundred eighty (180) days, prior to the Original Revolving Termination Date, a written request for such extension (a “Revolving Extension Request”).  The Administrative Agent shall notify the Revolving Lenders if it receives a Revolving Extension Request promptly upon timely receipt thereof.  Subject to satisfaction of the following conditions, the Revolving Termination Date shall be extended to the Extended Revolving Termination Date upon receipt by the Administrative Agent of the Revolving Extension Request and payment of the fee referred to in the following clause (ii): (i) immediately prior to such extension and immediately after giving effect thereto, (x) no Default or Event of Default shall exist and (y) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date (except to the extent such representation or warranty relates to an earlier date, then such representation or warranty is true and correct as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents and (ii) the Administrative Agent shall have received the Fees payable under Section 2.15. At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer, chief financial officer or senior vice president of finance of the Parent certifying the matters referred to in the immediately preceding clauses (i)(x) and (i)(y).

(b)Subject to Section 2.11, the Borrower may at any time terminate, or from time to time reduce, the Revolving Loan Commitments (for which purpose use of the Revolving Loan Commitments shall be deemed to include the aggregate amount of all LC Exposure and the aggregate principal amount of all outstanding Swingline Loans) or the Term Loan Commitments; provided that (i) each partial reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Commitments remaining after giving effect to all such reductions is not less than $150,000,000, and (iii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.14, the Total Revolving Credit Exposures plus the aggregate principal amount of outstanding Commitments would exceed the total Commitments.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of any other event or transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.11  Amount Limitations.

(a)Notwithstanding any other term of this Agreement or any other Loan Document, no Revolving Lender shall be required to make a Revolving Loan, no Issuing Bank shall be required to issue a Letter of Credit, no Swingline Lender shall be required to make a Swingline Loan and no reduction of the Revolving Loan Commitments pursuant to Section 2.10 shall take effect, if immediately after the making of such Revolving Loan, the issuance of such Letter of Credit, the making of such Swingline Loan or such reduction in the Revolving Loan Commitments the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of the Stated Amounts of all Letters of Credit then outstanding and all unreimbursed LC Disbursements then outstanding, would exceed the aggregate amount of the Revolving Loan Commitments at such time.

(b)Notwithstanding any other term of this Agreement or any other Loan Document, no Term Loan Lender shall be required to make a Term Loan if the amount of such Term Loan would exceed such Lender’s Term Loan Commitment.

Section 2.12  Increase in Revolving Loan Commitments; Additional Tranche Term Loans.

(a)

The Borrower shall have the right at any time and from time to time (a) during the period beginning on the Effective Date to, but excluding, the Revolving Credit Termination Date to request increases in the aggregate amount of the Revolving Loan Commitments and/or (b) to request the making of Term Loans under a new tranche of term loans (“Additional Tranche Term Loans”), in the case of each of clauses (a) and (b), by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, that after giving effect to any such increases of the Revolving Loan Commitments and the making of Additional Tranche Term Loans, the aggregate amount of the Revolving Loan Commitments and the aggregate principal balance of the Term Loans (including all prior Additional Tranche Term Loans made pursuant to this Section) shall not exceed $1,200,000,000 (less the amount of any reductions in the Revolving Loan Commitments and any prepayments of the Term Loans).  Each such increase in the Revolving Loan Commitments or borrowing of Additional Tranche Term Loans must be an aggregate minimum amount of $50,000,000 and integral multiples of $10,000,000 in excess thereof.  In the case of any Class of Additional Tranche Term Loans, except for (1) the Applicable Margin and any unused commitment fees, upfront fees, arranger fees, or other similar fees applicable to such Class of Additional Tranche Term Loans, (2) the period available and procedure for borrowing such Class of Additional Tranche Term Loans, and

(3) the Termination Date for such Class of Additional Tranche Term Loans, the terms and conditions therefor shall be identical to the terms and conditions applicable to any prior Additional Tranche Term Loans under this Section; provided that no Class of Additional Tranche Term Loans shall have a Termination Date that is earlier than the Termination Date of any then outstanding Class of Additional Tranche Term Loans or any scheduled amortization payments.  The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Revolving Loan Commitments and/or the making of any Additional Tranche Term Loans, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to any such increase in the Revolving Loan Commitments or making of Additional Tranche Term Loans and the allocations of any increase in the Revolving Loan Commitments or making of Additional Tranche Term Loans among such existing Lenders and/or other banks, financial institutions and other institutional lenders.  No Lender shall be obligated in any way whatsoever to increase its Revolving Loan Commitment, to provide a new Revolving Loan Commitment, or to make an Incremental Term Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase of the Revolving Loan Commitments or making of Additional Tranche Term Loans must be an Eligible Assignee.

(b)

If a new Revolving Lender becomes a party to this Agreement, or if any existing Revolving Lender is increasing its Revolving Loan Commitment, such Lender shall on the date it becomes a Revolving Lender hereunder (or in the case of an existing Revolving Lender, increases its Revolving Loan Commitment) (and as a condition thereto) purchase from the other Revolving Lenders its Applicable Percentage (determined with respect to the Revolving Lenders’ respective Revolving Loan Commitments and after giving effect to the increase of Revolving Loan Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Revolving Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans.  The Borrower shall pay to the Revolving Lenders amounts payable, if any, to such Revolving Lenders under Section 2.19 as a result of the prepayment of any such Revolving Loans.

(c)	Effecting any increase of the Revolving Loan Commitments or making of Additional Tranche Term Loans under this Section is subject to the following conditions precedent:
(x) no Default or Event of Default shall be in existence on the effective date of such increase of the Revolving Loan Commitments or making of Additional Tranche Term Loans,

(y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the effective date of any such increase in the Revolving Loan Commitments or making of Additional Tranche Term Loans (except to the extent that any such representation and warranty (i) expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date and/or (ii) is qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) and except for changes in factual circumstances permitted hereunder,  and

(z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Parent and the Borrower to authorize such increase of the Revolving Loan Commitments or Additional Tranche Term Loans and (B) all corporate or other necessary action taken by each Guarantor authorizing the guaranty of such increase of the Revolving Loan Commitments or Additional Tranche Term Loans; (ii) unless the Administrative Agent has notified the Borrower that it does not require delivery of such item, an opinion of counsel to the Loan Parties, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) in the case of a Lender that has notified the Administrative Agent in writing that it wants to receive Notes, (A) new Revolving Loan Notes made by the Borrower and payable to any such new Revolving Lenders and replacement Revolving Loan Notes made by the Borrower and payable to any such existing Revolving Lenders increasing their Revolving Loan Commitments, in the amount of such Revolving Lender’s Revolving Loan Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Revolving Loan Commitments and/or (B) a new Term Loan Note made by the Borrower and payable to any such new Term Loan Lenders making Additional Tranche Term Loans in the aggregate amount of such Term Loan Lender’s Additional Tranche Term Loans, and replacement Term Loan Notes made by the Borrower and payable to any such existing Term Loan Lenders making Additional Tranche Term Loans in the aggregate outstanding principal amount of such Term Loan Lender’s Term Loan Commitment at the time of the making of such Additional Tranche Term Loans.

(d)

In connection with any increase in the aggregate amount of the Revolving Loan Commitments or the making of the Additional Tranche Term Loans pursuant to this Section 2.12, any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 2.13  Repayment of Loans; Evidence of Debt.

(a)The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Termination Date plus any unpaid interest accrued thereon, (ii) to the Administrative Agent for the account of each Term Loan Lender of the applicable Class of Additional Tranche Term Loans the then unpaid principal amount of each Class of Additional Tranche Term Loans on the Maturity Date for such Class of Additional Tranche Term Loans plus any unpaid interest accrued thereon and (iii) to the Administrative

Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Swingline Termination Date and the seventh (7th) Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing or Term Loan Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)If requested by any Revolving Lender, the Revolving Loans made by such Revolving Lender shall, in addition to this Agreement, also be evidenced by a Revolving Loan Note made by Borrower and payable to the order of such Revolving Lender in a principal amount equal to the amount of its Revolving Loan Commitment as originally in effect and otherwise duly completed.  If requested by any Swingline Lender, the Swingline Loans made by such Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note made by Borrower and payable to the order of such Swingline Lender.  If requested by any Term Loan Lender, the Term Loans made by such Term Loan Lender shall, in addition to this Agreement, also be evidenced by a Term Loan Note made by Borrower and payable to the order of such Term Loan Lender in a principal amount equal to the amount of its Term Loan and otherwise duly completed.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.14  Prepayment of Loans.

(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (b) of this Section.

(b)The Borrower shall notify the Administrative  Agent (and, in the case of prepayment of  Swingline Loans, the Swingline Lenders) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is conditioned on a transaction or event, then such notice of prepayment may be revoked if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Revolving Borrowing or Term Loan Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial repayment of Loans (other than a prepayment of all outstanding Loans of a Class) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

Section 2.15  Fees.

(a)Revolving Facility Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused facility fee, which shall be calculated at the rate of thirty-five hundredths of one percent (0.35%) (provided that for so long as fifty percent (50%) or more of the aggregate amount of the Revolving Loan Commitments are drawn and outstanding, such amount shall reduce to twenty hundredths of one percent (0.20%)) per annum on the daily average unused amount of the Revolving Loan Commitment of such Lender during the period from and including the Effective Date to but excluding the Revolving Credit Termination Date (the “Revolving Facility Fee”).  Accrued Revolving Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Revolving Facility Fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand.  All Revolving Facility Fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Loan Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank issuing the applicable Letter of Credit an issuance fee equal to fifteen hundredths of one percent (0.15%) of the Stated Amount of each such Letter of Credit from and including the issuance of such Letter of Credit (or increase thereof) to, but excluding, the later of the date of termination of the Revolving Loan Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)Revolving Credit Extension Fee.  If the Revolving Termination Date is being extended in accordance with Section 2.10(a), the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee equal to fifteen hundredths of one percent (0.15%) of the amount of such Revolving Lender’s Revolving Loan Commitment so extended (whether or not utilized).  Such fee shall be due and payable in full on the effective date of such extension.

(d)Diligence Agent Fees.  The Borrower agrees to pay directly to the Diligence Agent, the mutually agreed fees due and payable to the Diligence Agent as and when the same become due and payable.

(e)Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(f)Fees Generally.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.16  Interest.

(a)The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)The Loans comprising each Eurodollar Borrowing shall bear interest, in the case of a Eurodollar Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)All accrued and unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon any date which the principal balance of such Loan is due and payable in full (whether at maturity, upon acceleration or otherwise); provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.17  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.18  Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), in each case, in an amount that such Lender, such Issuing Bank or such other Recipient reasonably deems to be material, then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided, that such Lender or such Issuing Bank has determined to require such additional amount or amounts in good faith on a basis that is not arbitrary and is consistent with its general practices.

(b)If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered; provided, that such Lender or such Issuing Bank has determined to require such additional amount or amounts in good faith on a basis that is not arbitrary and is consistent with its general practice.

(c)A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.19  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.14(b) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.22, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits); provided that such Lender shall use reasonable efforts to mitigate any such loss, cost and expenses in accordance with Section 2.22.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 2.20  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower and any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or any other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(a)Payment of Other Taxes by the Borrower.  The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(b)Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower and/or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower and any such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c)Indemnification by the Borrower.  The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any other Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(e)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4)to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D),

“FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)Survival.  Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)Defined Terms.  For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.

Section 2.21  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim (but without prejudice to the Borrower’s rights with respect to any Defaulting Lender).  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at

270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lenders as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)Payments received from the Borrower shall be applied to the Obligations as specified by the Borrower, except if an Event of Default exists and insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees, indemnities, expenses and other amounts then due hereunder,  then the Administrative Agent may (and, if so instructed by the Required Lenders, shall apply) such funds (i) first, towards payment of interest fees, indemnities, expenses and other amounts (other than principal and interest), including attorneys’ fees, then due hereunder, ratably among the Administrative Agent, each Issuing Banks, in its capacity as such, and each Swingline Lender, in its capacity as such, in each case, in proportion to the respective amounts described in this clause (i) payable to such Persons, (ii) second, towards payment of interest fees, indemnities, expenses and other amounts (other than principal and interest), including attorneys’ fees, then due hereunder, ratably among the Lenders, in each case, in proportion to the respective amounts described in this clause (ii) payable to such Persons, (iii) third, towards payment of accrued and unpaid interest on the Swingline Loans, ratably among the applicable Swingline Lenders, in each case, in proportion to the respective amounts described in this clause (iii) payable to such Persons, (iv) fourth, towards payment of accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the applicable Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to such Persons, (v) fifth, towards payment of unpaid principal of Swingline Loans, ratably among the applicable Swingline Lenders, in each case, in proportion to the respective amounts described in this clause (v) payable to such Persons, (vi) sixth, towards payment of unpaid principal of the Loans, Reimbursement Obligations, other LC Exposure and payment obligations then owing under Secured Swap Providers, ratably among the Lenders, the Issuing Banks, and the Secured Swap Providers in proportion to the respective amounts described in this clause (vi) payable to such Persons; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the LC Collateral Account, and (vii) seventh, after the indefeasible payment of the Obligations in full, to the Borrower or as otherwise required by Applicable Law.

(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Revolving Loans and participations in LC

Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it under this Agreement, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under this Agreement until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as Cash collateral for, and application to, any future funding obligations of such Lender under this Agreement, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.22  Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.18 or 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requests compensation under Section 2.18, or (x) if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or (y) if any Lender becomes a Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination, consent with respect to any provision of this Agreement or any other Loan Document, that requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.18 or 2.20) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) subject to the Borrower’s rights with respect to Defaulting Lenders under Section 2.23 hereof, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction or elimination of such in such compensation or payments and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.23  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.15;

(b)the Commitment, Revolving Credit Exposure and/or Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such specific Lender or each Lender affected thereby;

(c)if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Applicable Percentages (calculated disregarding the Revolving Loan Commitment of each Defaulting Lender) but only (x) to the extent that such reallocation does not, as to any Non-Defaulting Lender, cause such Non-Defaulting Lender’s Revolving Credit Exposure to exceed its Revolving Loan Commitment and (y) if the conditions set forth in Section 4.02 are satisfied at such time;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(j) for so long as such LC Exposure is outstanding;

(iii)if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.07(e) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv)if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.15(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages (calculated disregarding the Revolving Loan Commitment of each Defaulting Lender); and

(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all Revolving Facility Fees payable under Section 2.15(a) that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.15(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

(d)so long as such Lender is a Defaulting Lender, no Swingline Lenders shall be required to fund any Swingline Loan and no Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be one hundred percent (100%) covered by the Revolving Loan Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(d), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders that are Revolving Lenders in a manner consistent with Section 2.23(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Banks, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lenders or the Issuing Banks, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, each Swingline Lender and the each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III
Representations and Warranties

The Borrower and Parent represent and warrant to the Lenders that:

Section 3.01  Organization; Powers.  As of the date hereof, each of the Parent, the Borrower and the other Loan Parties is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  Without limiting the foregoing, except where the failure to do so, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each of the Parent, the Borrower, the other Loan Parties and their respective Subsidiaries is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02  Authorization; Enforceability.  The Transactions are within the Parent, the Borrower and each other Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  The Loan Documents to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and constitute a legal, valid and binding obligation of such Person, enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such filings as may be required with the SEC to comply with disclosure obligations, (b) will not materially violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries or any order of any Governmental Authority, (c) will not materially violate or result in a default under any indenture, agreement or other instrument binding upon the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries, or the assets of the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries, or give rise to a right thereunder to require any payment to be made by the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries.

Section 3.04  Financial Condition; No Material Adverse Change.

(a)The Borrower has heretofore furnished to the Administrative Agent for delivery to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended on December 31, 2015 and December 31, 2016, reported on by Ernst & Young LLP, independent public accountants, and (ii) the fiscal quarter and portion of the fiscal year  most recently ended prior to the Effective Date, certified by its chief financial officer or another similarly responsible officer of the Borrower.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)Since December 31, 2016, there has been no Material Adverse Change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

Section 3.05  Properties.

(a)Each of the Parent, the Borrower, each other Loan Party and their respective Subsidiaries has good title to all their respective real and personal property material to their respective businesses, except for minor defects in title as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(b)Each of the Parent, the Borrower, each other Loan Party and their respective Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent, the Borrower, each other Loan Party and their respective Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(c)Each Property included in any calculation of Unencumbered NOI and/or Unencumbered Asset Value satisfies, at the time of such calculation, all of the requirements contained in the definition of “Eligible Property”.

Section 3.06  Litigation and Environmental Matters.

(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries, threatened against or affecting the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change or (ii) as of the date of hereof, that involve this Agreement or the Transactions.  As of the date of this Agreement, the Parent, the Borrower and their respective Subsidiaries have no material contingent obligations that are not disclosed in the financial statements referred to in Section 3.04 or listed as a Disclosed Matter.

(b)Except for Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, none of the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law of which it is aware, (ii) has become subject to any Environmental Liability of which it is aware, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07  Compliance with Laws and Agreements; No Default.

(a)Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with all Applicable Laws of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

(b)No Default exists.

Section 3.08  Investment Company Status.  None of the Parent, the Borrower, any other Loan Party or any of their respective  Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.09  Taxes.  Each of the Parent, the Borrower, any other Loan Party and any of their respective Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 3.10  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the Fair Market Value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the Fair Market Value of the assets of all such underfunded Plans.

Section 3.11  Disclosure.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (other than projections, other forward looking information and information of a general economic or industry specific nature) furnished by the Parent, the Borrower, the other Loan Parties and their respective Subsidiaries, on their behalf or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of the Parent, the Borrower, the other Loan Parties and their respective Subsidiaries represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood and agreed that actual results may vary materially from projections).

Section 3.12  Anti-Corruption Laws and Sanctions.  Each of the Parent, the Borrower the other Loan Parties and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, the Borrower, the other Loan Parties and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, the Borrower, the other Loan Parties and their respective Subsidiaries and their respective officers and employees and to the knowledge of the Parent, the Borrower, the other Loan Parties and their respective Subsidiaries and their respective directors and agents, are in compliance with Anti-

Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Parent, the Borrower, the other Loan Parties, their respective Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Parent, the Borrower, the other Loan Parties and their respective Subsidiaries, any agent of the Parent, the Borrower, the other Loan Parties or their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.13REIT Status.  The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

Section 3.14  EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

Section 3.15Insurance.  The Parent, the Borrower, the other Loan Parties and their respective Subsidiaries maintain (either directly or indirectly by causing its tenants to maintain) insurance with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar business and owning similar properties in localities where the Parent, the Borrower, other Loan Party and their respective Subsidiaries operate or where such properties are located, as applicable.

Section 3.16Subsidiaries; Equity Interests.  All of the outstanding Equity Interests in each Subsidiary that is a Loan Party have been validly issued, are fully paid and nonassessable and are owned by a Loan Party free and clear of all Liens other than Permitted Encumbrances.  As of the date hereof and, except for those Equity Interests listed on Schedule 3.16 hereto, the Borrower holds no investments in Equity Interests of any Person other than Equity Interests of its Subsidiaries.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and nonassessable and free and clear of all Liens.

Section 3.17Margin Regulations.  None of the Parent, the Borrower, the other Loan Parties and their respective Subsidiaries is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

Section 3.18Tax Payer Identification Number.  The Borrower’s true and correct taxpayer identification number is 46-4550583.

Section 3.19Security Interests.  At all times prior to a release of all Pledgors in accordance with Section 5.14(b) the Pledge Agreement creates as security for the Obligations, a valid and enforceable Lien on all of the Collateral in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, superior to and prior to the rights of all third parties and all other Liens.

Section 3.20Business.  The Parent, the Borrower and the other Loan Parties are engaged primarily in the business of acquiring, disposing, financing, renovating and, leasing single family homes and managing such properties, together with other business activities incidental or reasonably related thereto.

Section 3.21OFAC.  None of the Loan Parties, nor any of their respective subsidiaries, nor, to the knowledge of the Borrower any director, officer, employee, agent, affiliate or representative acting or benefiting in any capacity in connection with any of the Loan Documents or any of the forgoing, is an individual or entity that is, or is owned or controlled by any individuals or entities that are (i) currently the subject or target of any Sanctions Laws and Regulations, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority having jurisdiction over any Loan Party or any of its Subsidiaries or (iii) located, organized or resident in a Designated Jurisdiction.

ARTICLE IV
Conditions

Section 4.01Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement, the Guaranty, the Pledge Agreement and the other Loan Documents required by the Administrative Agent,  signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, the Guaranty, the Pledge Agreement and the other Loan Documents required by the Administrative Agent.

(b)Revolving Loan Notes, Swingline Notes and Term Loan Notes executed by the Borrower and payable to each requesting Lender and complying with the terms of Section 2.13(e).

(c)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of  Skadden, Arps, Meagher & Flom LLP and affiliates, counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(d)The Guaranty executed by each of the Guarantors initially to be a party thereto.

(e)The Pledge Agreement executed by each of the Pledgors initially to be a party thereto;

(f)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Loan Parties other than the Specified Subsidiaries) as

Administrative Agent shall require, the authorization of each Loan Party to execute, and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower the Notices of Borrowing, Notices of Swingline Borrowing and requests for Letters of Credit.

(g)Copies by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party (other than the Specified Subsidiaries) of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party.

(h)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) through (c) of Section 4.02.

(i)Each document (including, without limitation, any UCC financing statement) and all actions required by an Loan Document or under Applicable Law or reasonably deemed necessary or appropriate by the Administrative Agent to be entered into, filed, registered or recorded or taken, in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected first-priority Lien in the Collateral as of the Effective Date, shall have been entered into, filed, registered, recorded, taken or shall have been delivered to the Administrative Agent and be in proper form for filing, registration or recordation, as appropriate, provided that delivery of certificated Equity Interests and transfer powers, in blank, shall be within thirty (30) days or such longer period as the Administrative Agent shall agree to, from the Effective Date in accordance with Section 5.14(a);

(j)UCC, tax and lien search reports with respect to the Parent, the Borrower, each Guarantor and each Pledgor in all reasonably necessary or appropriate jurisdictions indicating that there are no Liens of record on the Collateral.

(k)Each Lender shall have received (i) audited consolidated financial statements for the two (2) most recent fiscal years of the Parent ended prior to the Effective Date, (ii) unaudited interim consolidated financial statements of each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) the Parent’s most recent projected income statement and cash flows through the end of the Parent’s fiscal year ending December 2019 (prepared on a quarterly basis through December 2017 and on an annual basis thereafter), and (iv) a Compliance Certificate and a Borrowing Base Certificate, each calculated on a Pro Forma Basis confirming Borrower’s compliance with the covenants contained in Section 6.02 and Section 6.03 of this Agreement, respectively.

(l)The Administrative Agent shall have received Broker Price Opinions with valuation dates as of 2016 or 2017 for all Properties that were owned as of January 1, 2017 and are included within the calculation of Total Asset Value and Unencumbered Asset Value in the Compliance Certificate delivered pursuant to Section 4.01(k), below.

(m)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(n)There shall not have occurred any event, condition, situation or status since the date of any of the information delivered to Administrative Agent pursuant to clauses (i), (ii) or (iv) of Section 4.01(k) that has had or would reasonably be expected to result in a Material Adverse Change.

(o)No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened in writing which would reasonably be expected to (A) result in a Material Adverse Change or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party.

(p)The Parent, the Borrower, the other Loan Parties and their respective Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated by the Loan Documents without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (1) result in a Material Adverse Change, or (2) restrain or enjoin or impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party.

(q)The Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(r)All financing commitments under Existing Revolving Credit Facilities shall have been terminated and all obligations due and payable thereunder upon such termination shall have been paid in full.

(s)The Borrower and each other Loan Party shall have provided such other documents, agreements and instruments as the Administrative Agent or any Lender through the Administrative Agent, may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on April 30, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Solely for purposes of satisfying the conditions precedent to the initial Borrowings hereunder on the Effective Date set forth in this Section 4.01, each Lender that has authorized the release of its signature page to this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)The representations and warranties of the Parent, the Borrower and each other Loan Party set forth in the Loan Documents (including, without limitation, Sections 3.04 and 3.06 of this Agreement) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, increase, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent that any such representation and warranty (i) expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date and/or (ii) is qualified by materiality, in which case such representation and warranty shall be true and correct in all respects).

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall exist.

(c)If the Borrower does not then have an Investment Grade Rating, and, if the applicable Credit Event (or substantially concurrent Credit Events, in the aggregate) exceeds or involves obligations in excess of $25,000,000, then Administrative Agent and Lenders shall have received a Borrowing Base Certificate as of such date, (i) calculated giving effect to any acquisition or disposition of Eligible Properties expected to occur on or substantially concurrently with the date of the Borrowing, and (ii) recalculating the financial covenants set forth in Sections 6.03(a) and (d) on a Pro Forma Basis giving effect to such Borrowing Base Certificate and the Unsecured Indebtedness as of such Borrowing date, after giving pro forma effect to the Borrowing and any repayments of Unsecured Indebtedness to occur on or substantially concurrently with such Borrowing date, which updated Borrowing Base Certificate shall evidence compliance with the recalculated financial covenants.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit shall have expired or terminated (or have been Cash Collateralized in accordance with Section 2.07(j)), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each of the Parent and the Borrower covenants and agrees with the Lenders that:

Section 5.01Financial Statements; Broker Price Opinions, Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent (and the Administrative Agent will furnish to each Lender, including their Public-Siders):

(a)within one hundred twenty (120) days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification commentary or exception and without any qualification or exception as to the scope of such audit (other than a “going concern” expressly resulting solely from an upcoming maturity date under any Indebtedness of the Borrower and the Subsidiaries occurring within one year from the time the opinion is delivered or a prospective default under Sections 6.02 or 6.03)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)[Intentionally Omitted]

(d)At the time the financial statements are furnished pursuant to Section 5.01(a) and (b), (i) a Borrowing Base Certificate as of the last day of the applicable fiscal quarter or fiscal year, (ii) a Compliance Certificate executed on behalf of the Borrower by the chief financial officer or senior vice president of finance of the Borrower (x) demonstrating that the Borrower was in compliance with the covenants contained in Sections 6.02 and 6.03 as of the last day of the end of the applicable fiscal quarter or fiscal year; and (y) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure; and (iii) a rent roll for the Properties in the format maintained by the Borrower in the ordinary course of its business.

(e)[Intentionally Omitted]

(f)The Borrower shall, at its own expense, order from the Diligence Agent revised Broker Price Opinions in accordance with the following, and deliver or cause to be delivered the same to the Administrative Agent as follows:

(i)no later than the thirtieth (30th) day after the fiscal quarter ended December 31 of each fiscal year, commencing with the fiscal quarter ending December 31, 2017, an initial sample of twenty percent (20%) (by number) of the Eligible Properties then included in the determination of Unencumbered Asset Value and Unencumbered NOI, such sample to be selected by Diligence Agent on a random basis from the Eligible Properties then included in the determination of Unencumbered Asset Value and Unencumbered NOI and for which no Broker Price Opinion has been obtained within the preceding ninety (90) days and to include Eligible Properties (by number) selected on a basis proportionate to the representation within Unencumbered Asset Value of each MSA included therein (by number)(such properties, collectively, the “Initial Sample Properties”), and shall deliver or cause to be delivered to the Administrative Agent such Broker Price Opinions (together with an updated Compliance Certificate and Borrowing Base Certificate each reflecting same on a Pro Forma Basis) promptly, but in any event no later than sixty (60) days after such Broker Price Opinion are required to be ordered hereunder;

(ii)additionally, if the ratio of (x) the sum of the BPO Values of the Initial Sample Properties, calculated using the BPO Values reported pursuant to the Broker Price Opinions described in clause (f)(i) above, divided by (y) the sum of the Index-Adjusted Asset Values of the Initial Sample Properties (the ratio of (x) divided by (y), the “Initial Sample Ratio”), is less than ninety-five percent (95%), a sample of an additional thirty percent (30%) (by number) of the Eligible Properties then included in the determination of Unencumbered Asset Value and Unencumbered NOI pursuant to the process set forth in clause (f)(i) above (such properties, together with the Initial Sample Properties, collectively, the “Expanded Sample Properties), and shall deliver or cause to be delivered to the Administrative Agent such Broker Price Opinions (together with an updated Compliance Certificate and Borrowing Base Certificate, each reflecting the results of such Broker Price Opinions and the resulting changes to the Asset Value of the Properties on a Pro Forma Basis) promptly but in any event no later than sixty (60) days after the Broker Price Opinions are required to be delivered pursuant to clause (f)(i) above); provided that the requirements of this clause (f)(ii) and clause (f)(iii) below shall not apply if each of the Total Leverage Ratio and the Unencumbered Leverage Ratio, in each case calculated using Asset Values as adjusted pursuant to clause (f)(i) above, is less than or equal to fifty-five percent (55%);

(iii)additionally, if additional BPO Values are obtained under clause (f)(ii) above and the ratio of (x) the sum of the BPO Values of the Expanded Sample Properties,

calculated using the Asset Values reported pursuant to the Broker Price Opinions described in clauses (f)(i) and (f)(ii) above, divided by (y) the sum of the Index-Adjusted Asset Values of the Expanded Sample Properties (the ratio of (x) divided by (y), the “Expanded Sample Ratio”), is less than ninety-five percent (95%), then additional Eligible Properties (and other Properties to the extent updated BPO Values have been obtained for all Eligible Properties) will be valued pursuant to the process set forth in clause (b)(i) above such that the total number of Properties with an updated BPO Value by operation of clauses (f)(i), (f)(ii) and (f)(iii) represents fifty percent (50%) of all Properties (whether or not an Eligible Property and whether or not then included in the determination of Unencumbered Asset Value or Unencumbered NOI) (such properties, together with the Expanded Sample Properties, collectively, the “50% Sample Properties”), and Borrower shall deliver or cause to be delivered to the Administrative Agent such Broker Price Opinions (together with an updated Compliance Certificate and Borrowing Base Certificate, each reflecting the results of such Broker Price Opinions and the resulting changes to the Asset Value of the Properties on a Pro Forma Basis) promptly but in any event no later than sixty (60) days after the Broker Price Opinions are required to be delivered pursuant to clause (f)(ii) above; and

(iv)further, with respect to each Eligible Property, Borrower shall, as soon as reasonably possible after any such request for Broker Price Opinions is made, provide such cooperation and such information as the Diligence Agent may reasonably require for the purpose of obtaining the Broker Price Opinions from time to time.

(g)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any other Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(h)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower, any other Loan Party or any of their respective Subsidiaries or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 5.01, and notices required to be given under Section 5.02, shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be publically available free of charge on the website of the SEC at http://www.sec.gov or on the website of the Borrower at http://www.colonystarwood.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Further, notwithstanding the foregoing, the information required pursuant to clause (a) or (b) of this Section shall be deemed to have been delivered if such information of the Parent is provided within the time periods set forth in such clauses.

Section 5.02  Notices of Material Events.  The Parent, the Borrower, any Subsidiary or any other Loan Party will furnish to the Administrative Agent (and the Administrative Agent will timely furnish the same to each Lender) prompt written notice, after an Authorized Officer becomes aware of the following:

(a)the occurrence of any Default or Event of Default;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent, the Borrower, any other Loan Party or any other Subsidiaries or any Affiliate of any of the foregoing that, in the good faith judgment of the Borrower, if adversely determined, would reasonably be expected to result in a Material Adverse Change;

(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, that in the good faith judgment of the Borrower, if adversely determined, would reasonably be expected to have a Material Adverse Change; and

(d)any other development that, in the good faith judgment of the Borrower, has, or would reasonably be expected to result in, a Material Adverse Change.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Loan Party sending such notice, setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03  Existence; Conduct of Business.  The Parent and the Borrower will, and will cause each other Loan party and each other Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that this Section 5.03 shall not require any Subsidiary that is not a Loan Party to preserve or maintain any rights, licenses, permits, privileges or franchises if the Parent or the Borrower shall reasonably determine that the failure to maintain and preserve the same by such Subsidiary would not reasonably be expected, individually and in the aggregate, to have a Material Adverse Change; provided further that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04  Payment of Obligations.  The Parent and the Borrower will, and will cause each other Loan Party and each other Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Change before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change.

Section 5.05  Maintenance of Properties; Insurance.  In addition to the requirements of any other Loan Documents, the Parent and the Borrower will, and will cause each other Loan Party and each other Subsidiary to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent any failure to do so would reasonably be expected to have a Material Adverse Change, and (b) maintain (either directly or indirectly by causing its tenants to maintain), with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06  Books and Records; Inspection Rights.  The Parent and the Borrower will, and will cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities to the extent required by GAAP.  The Parent and the Borrower will, and will cause each other Loan Party and each other Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (in the presence of an officer of the Borrower), all at such reasonable times during normal business hours and as often as reasonably requested.  Provided no Event of Default exists, only two (2) such visits per calendar year shall be at the Borrower’s expense.

Section 5.07  Compliance with Laws.  The Parent and the Borrower will, and will cause each other Loan Party and each other Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.  The Parent and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent and the Borrower, each other Loan Party and each other Subsidiary and their respective directors, officers, employees and agents with  Anti-Corruption Laws and applicable Sanctions.

Section 5.08  Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only (i) for the repayment of existing indebtedness of the Borrower and its Subsidiaries, (ii) to finance the working capital needs of the Borrower and its Subsidiaries, and (iii) for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  The Borrower will use Letters of Credit for the same purposes for which it may use the proceeds of the Loans.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

Section 5.09  Intentionally Omitted.

Section 5.10  Further Assurances.

At the Borrower’s cost and expense and upon the reasonable request of the Administrative Agent, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the guaranty and security provisions and purposes of this Agreement and the other Loan Documents.

Section 5.11  Intentionally Omitted.

Section 5.12  REIT Status.

The Parent shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 5.13  Guarantors.

(a)Parent Guarantor.  The Parent shall at all times be a Guarantor.

(b)Subsidiary Guarantors.

(i)Each Material Subsidiary, other than the Specified Subsidiaries, shall become a Guarantor on the Effective Date, and shall remain a Guarantor until the earlier of the Investment Grade Rating Date or date on which it is no longer a Material Subsidiary and is released pursuant to clause (e) below, subject to re-instatement as a Guarantor by operation of clause (ii) below.  Following the Effective Date and at all times prior to the Investment Grade Rating Date, not later than the applicable Required Delivery Date, the Borrower shall cause any Person that is or becomes a Material Subsidiary, and each Specified Subsidiary that is a Material Subsidiary as of the Required Delivery Date, to deliver to the Administrative Agent: (A) an Accession Agreement executed by such Subsidiary and (B) the other items required to be delivered under the following subsection (d), to the extent not previously delivered.  Additionally, promptly (and in any event not later than the applicable Required Delivery Date) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from being a Material Subsidiary on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this subsection (b) and become an additional Guarantor.

(ii)At all times after the Investment Grade Rating Date, the Borrower shall, not later than the applicable Required Delivery Date, cause any Subsidiary that is not already a Guarantor to execute and deliver to the Administrative Agent an Accession Agreement (or if at any time the Guaranty delivered pursuant to Section 4.1 has been terminated after a release of all Guarantors party thereto, a Guaranty), together with the other items required to be delivered under the immediately following subsection (d), if such Subsidiary (A)(i) owns one or more Eligible Properties or (ii) directly or indirectly owns any Equity Interest in a Subsidiary that owns one or more Eligible Properties, and (B) incurs, guarantees or otherwise becomes obligated in respect of Recourse Indebtedness.

Any such Accession Agreement (or Guaranty, as applicable) delivered pursuant to clauses (i) or (ii) of this Section 5.13(b) and the other items required under the immediately following subsection (d) shall, unless otherwise approved by the Administrative Agent, be delivered to the Administrative Agent not later than (x) in the case of Specified Subsidiaries, June 15, 2017, and (y) for any other Material Subsidiary, the date on which the Compliance Certificate is required to be delivered with respect to any fiscal quarter (or fiscal year in the case of the fourth fiscal quarter) during which any of the above conditions first applies to a Subsidiary (the “Required Delivery Date”).

(c)Other Guarantors.  The Borrower may, at its option, cause any other Person that is not already a Guarantor to become a Guarantor by causing such Person to execute and deliver to the Administrative Agent an Accession Agreement (or Guaranty, as applicable), together with the other items required to be delivered under subsection (d) below.

(d)Required Deliverables.  Each Accession Agreement to the Guaranty (or Guaranty, as applicable) delivered by a Subsidiary required to become a Guarantor under the preceding subsection (b) or at the option of the Borrower under the preceding subsection (c) shall be accompanied by the items that would have been delivered under Section 4.1(c) (unless the Administrative Agent has notified the Borrower that it does not require delivery of such item), (f), (g), (j), (q) and (r) as if such Subsidiary had been a Guarantor (and not a Specified Subsidiary) on the Agreement Date, each in form and substance reasonably satisfactory to the Administrative Agent.

(e)Release of Guarantors.  The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor (other than the Parent) from the Guaranty without the consent of any of the Lenders so long as:

(i)such Guarantor, if it were not already a Guarantor, would not be required to become a party to the Guaranty under the immediately preceding subsection (b) or such Guarantor is being sold, transferred, leased or otherwise disposed of in connection with any disposition that is not prohibited by this Agreement;

(ii)no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants set forth in Article VI; and

(iii)the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release.

Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in this clause (e) (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.  For the avoidance of doubt, the Parent Guarantor shall not be subject to release pursuant to this Section 5.13(e).

(f)

Instruments of Release.  The Administrative Agent shall, at the request and expense of the Borrower and without the need for any consent or approval by the Lenders, execute and deliver an instrument of release to evidence any release of Guaranty described in this Section 5.13 in a form reasonably acceptable to the Borrower and the Administrative Agent.

Section 5.14  Pledgors.

(a)Initial Delivery of Pledged Collateral.  Within thirty (30) days following the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), each Material Subsidiary that is not a Specified Subsidiary shall deliver to Administrative Agent each certificate or instrument in respect of the Pledged Collateral, in the manner required under the Pledge Agreement, duly indorsed by such Pledgor to the Administrative Agent, if required, together with an undated stock power covering such certificate (or other appropriate instrument of transfer) duly executed in blank by such Pledgor.  On or before June 15, 2017 (or such later date as the Administrative Agent may agree in its sole discretion), (i) each Specified Subsidiary required to become a Pledgor pursuant to Section 5.14(b) shall deliver to Administrative Agent each certificate or instrument in respect of the Pledged Collateral owned by such Specified Subsidiary, in the manner required under the Pledge Agreement, duly indorsed by such Specified Subsidiary to the Administrative Agent, if required, together with an undated stock power covering such certificate (or other appropriate instrument of transfer) duly executed in blank by such Specified Subsidiary and the other items required pursuant to Section 5.14(b)(ii) and (ii) the Borrower shall deliver to the Administrative Agent a legal opinion issued by Skadden, Arps, Meagher & Flom LLP (or such other law firm reasonably acceptable to the Administrative Agent), which shall be in form and substance reasonably acceptable to the Administrative Agent, covering the perfection of the security interest in the Pledged Collateral upon indorsement and delivery to the Administrative Agent of such certificates and undated stock powers.

(b)Additional Pledgors.  At all times prior to the Investment Grade Rating Date, not later than the applicable Required Delivery Date (or such later date as the Administrative Agent shall agree), following the Borrower or any other Subsidiary of the Borrower acquiring, after the Agreement Date, any Equity Interests of any Material Subsidiary or any Equity Interests of any other Subsidiary of the Borrower that directly or indirectly owns any Equity Interest in such a Material Subsidiary, the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (i) a supplement to the Pledge Agreement executed by each Person that owns any such Equity Interests, and (ii) each of the items that would have been delivered under Section 4.1(c) (unless the Administrative Agent has notified the Borrower that it does not require delivery of such item), (f), (g), (i), (j), (q) and (r), as if such Person had been a Pledgor (and not a Specified Subsidiary) on the Agreement Date, or if such Person is already a party to the Pledge Agreement, in lieu of the items in Section 4.1 (f) and (g), a certificate signed by the Secretary or Assistant Secretary (or other Person performing similar functions) of such Person certifying that the documents previously delivered and certified on the Agreement Date or thereafter, as the case may be, pursuant have not been amended, restated, supplemented or modified since the date previously delivered and remain in full force and effect and a certificate of incumbency of the type described in Section 4.1 with respect to any officer executing any required documents that was not included on the certificate delivered pursuant to Section 4.1.

(c)Release of Pledgors.  Simultaneously with the release of any Guarantor under Section 5.13, (x) the Lien of the Pledge Agreement shall be automatically released in respect of all assets of such Guarantor, and all Equity Interests of such Guarantor and (y) the Administrative Agent shall automatically release such Pledgor from the Pledge Agreement, without the consent of any of the Lenders, provided that such Pledgor is not otherwise required to be a Pledgor pursuant to Section 5.14(b) as the owner of a direct or indirect Equity Interest in any Material Subsidiary not released as a Guarantor.

(d)

Instruments of Release.  The Administrative Agent shall, at the request and expense of the Borrower and without the need for any consent or approval by the Lenders, execute and deliver an instrument of release to evidence any release of Pledge Agreement described in this Section 5.14 in a form reasonably acceptable to the Borrower and the Administrative Agent.

ARTICLE VI
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees  payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated (or have been cash collateralized in accordance with Section 2.07(j)), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each of the Parent and the Borrower covenants and agrees with the Lenders that:

Section 6.01  Indebtedness.  No Loan Party will or will permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness if the creation, incurrence or assumption of such Indebtedness causes a Default or Event of Default to occur.

Section 6.02  Financial Covenants.  From the Effective Date until the Obligations have been satisfied in full, as of the last day of any fiscal quarter of the Borrower, commencing with the fiscal quarter ended June 30, 2017, neither the Parent nor the Borrower shall permit:

(a)Maximum Leverage Ratio.  The ratio of (i) Total Indebtedness minus Balance Sheet Cash to (ii) Total Asset Value (the “Total Leverage Ratio”) to exceed 0.60 to 1.00.

(b)Minimum Fixed Charge Coverage Ratio.  The ratio of (i) Adjusted EBITDA for the most recently ended Test Period to (ii) Fixed Charges of the Parent, the Borrower and their respective Subsidiaries for such Test Period to be less than 1.75 to 1.00.

(c)Maximum Secured Leverage Ratio.  The ratio, expressed as a percentage, of (i) Secured Indebtedness minus Balance Sheet Cash to (ii) Total Asset Value (the “Secured Leverage Ratio”) to exceed fifty percent (50.00%).

(d)Minimum Tangible Net Worth.  The Tangible Net Worth to be less than (i) $1,911,227,000 plus (ii) eighty-five percent (85.00%) of the Net Proceeds of Equity Issuances by the Parent, the Borrower or any of their respective Subsidiaries after December 31, 2016.

(e)Maximum Recourse Leverage.  At any time that the Borrower does not have an Investment Grade Rating, either:

(i)the ratio, expressed as a percentage, of (A) Recourse Indebtedness (other than the Obligations) to (B) Total Asset Value to exceed fifteen percent (15.00%), or

(ii)the ratio, expressed as a percentage, of (A) Recourse Indebtedness that is Unsecured Indebtedness (other than the Obligations and those certain existing convertible notes listed on Schedule 6.02 attached hereto) having an initial maturity date earlier than the Revolving Credit Termination Date to (B) Total Asset Value to exceed five percent (5.00%)

Section 6.03  Borrowing Base Financial Covenants.  From the Effective Date until the Obligations have been satisfied in full, as of the last day of any fiscal quarter of the Borrower, commencing with the fiscal quarter ended June 30, 2017, neither the Parent nor the Borrower shall permit:

(a)Maximum Unencumbered Leverage.  The ratio of (i) Unsecured Indebtedness to (ii) Unencumbered Asset Value, to exceed 0.60 to 1.00.

(b)Minimum Unsecured Interest Coverage Ratio.  The ratio of (i) Unencumbered NOI for the most recently ended Test Period to (ii) Unsecured Interest Expense of the Parent, the Borrower and their respective Subsidiaries for such Test Period, to be less than 1.75 to 1.00.

(c)Minimum Occupancy Rate.  The Occupancy Rate to be less than eighty percent (80.00%) at any time.

(d)Minimum Unencumbered Asset Value. The Unencumbered Asset Value to be less than $1,250,000,000 at any time.

Section 6.04  Liens.  The Parent and the Borrower will not, and will not permit any other Loan Party or any other Subsidiary to, create, incur, assume or permit to exist (x) any Lien on Collateral, other than Permitted Encumbrances or (y) any Lien on any other property or asset now owned or hereafter acquired by any such Person if the creation, incurrence or assumption of such Lien causes a Default or Event of Default to occur.

Section 6.05  Fundamental Changes.

(a)The Parent and the Borrower will not, and will not permit any other Loan Party or any other Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of their consolidated assets, or all or substantially all of the Equity Interests in the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default shall exist, the following events shall be permitted without the consent of the Lenders: (i) any Person may merge into the Parent or the Borrower in a transaction in which the Parent or the Borrower is the surviving Person, (ii) any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is the Loan

Party, (iii) any Subsidiary may liquidate or dissolve or sell, transfer, lease or otherwise dispose of its assets to the Parent, the Borrower or to any other Loan Party, (iv) any Subsidiary may liquidate or dissolve or merge into, or sell, transfer, lease or otherwise dispose of its assets to, another Person on an arm’s length basis if the Parent or the Borrower determines in good faith that such liquidation, dissolution, merger or disposition is in the best interests of the Parent or the Borrower and is not materially disadvantageous to the Lenders, and (v) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of any Subsidiary in connection with any disposition of assets that is not prohibited by this Agreement.

(b)The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, engage to any material extent in any business other than businesses of the type  described in Section 3.20.

(c)The Parent and the Borrower will not, and will not permit any other Loan Party to reorganize under the laws of a jurisdiction other than any state of the United Stated of the District of Columbia.

Section 6.06  Investments, Loans, Advances, Guarantees and Acquisitions.  The Parent and the Borrower will not, and will not permit any other Loan Party to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, if, after giving effect thereto, the Loan Parties would not be in compliance with Section 5.03(b).

Section 6.07  Swap Agreements.  The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any Swap Agreement for speculative purposes.

Section 6.08Sanctions Laws and Regulations.

(a)No Loan Party or any subsidiary thereof shall, directly or indirectly, use the proceeds of the Loans or the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any Designated Person, or in any country, region or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (ii) in any manner that would result in a violation of any Sanction Laws and Regulations by any party to this Agreement.

(b)

None of the funds or assets of a Loan  Party that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.

Section 6.09Restricted Payments.  Restricted Payments shall be permitted without restriction, provided that:

(a)

at any time any Event of Default exists but clause (b), below, does not apply, the Borrower and the Parent will not declare any Restricted Payment, and will not make any Restricted Payment not already declared before the occurrence of such Event of Default except, (i) the Parent may declare or make Restricted Payments to the extent required (A) to continue to maintain its status as a REIT under the Code, and (B) to avoid any entity-level tax, including tax under Section 4981 of the Code and (ii) the Borrower may make Restricted Payments to the Parent and other holders of its Equity Interests ratably according to their respective holdings, in amounts sufficient to enable Parent to make a Restricted Payment permitted above;

(b)

at any time that an Event of Default exists under Section 7.01(a), (b), (h)  or (i), or the maturity of the Loans has been accelerated due to an Event of Default, the Borrower and the Parent will not declare or make any Restricted Payment, and will not make any Restricted Payment that was not already declared before the occurrence of such Event of Default; and

(c)

at any time that any Event of Default exists, no Subsidiary that is a Loan Party will make any Restricted Payment to any Person that is not a Loan Party other than (x) Restricted Payments by the Borrower permitted by clause (a), above, or (y) Restricted Payments the proceeds of which are transferred substantially concurrently (by Restricted Payment or otherwise) to a Loan Party

Section 6.10  Transactions with Affiliates.  No Loan Party will or will permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) upon fair and reasonable terms which are not materially less favorable to the Parent, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Parent, the Borrower and their respective Wholly Owned Subsidiaries, (c) transactions pursuant to the agreements and arrangements described on Schedule 3.06, (d) any Restricted Payment permitted by Section 6.09, (d) the issuance of Equity Interests, (e) compensation, bonus and benefit arrangements with employees, officers, directors and trustees of the Borrower, the Subsidiaries or the Parent that are customary in the industry or are in the ordinary course consistent with past practices, (f) transactions with any Affiliate that manages any assets owned by the Borrower and its Subsidiaries or Unconsolidated Affiliates; provided that any agreement therefor is expressly terminable by the asset owner without cause or penalty upon no more than forty-five (45) days’ prior notice. Subject to the requirements of Section 6.10 (a), this Section shall not prohibit loans to and other investments by the Borrower or its Subsidiaries in Non-Wholly Owned Subsidiaries or any Unconsolidated Affiliate, in each case that are not otherwise prohibited by this Agreement.

Section 6.11  Restrictive Agreements.  The Parent and the Borrower will not, and will not permit any other Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets (a “Negative Pledge”), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Parent, the Borrower any other Loan Party or to Guarantee Indebtedness of the Parent, the Borrower, any other Loan Party except (i) restrictions and conditions imposed by law or by this

Agreement, (ii)  restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Lien on or the sale of property or assets securing such Indebtedness, (iv) customary provisions in leases and other contracts restricting the assignment thereof, (v) any agreement relating to Indebtedness if such  restrictions are not substantially more restrictive, taken as a whole,  than those contained in the Loan Documents and (vi) restrictions in the organizational documents of any Excluded Subsidiary, Unconsolidated Affiliate or any Non-Wholly Owned Subsidiary or in agreement relating to Indebtedness of such Person.

Section 6.12  Sale and Leaseback Transactions.  The Parent and the Borrower will not, and will not permit any Loan Party to enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and substantially concurrently rent or lease such property back to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”) if such Sale and Leaseback Transaction would give rise to Indebtedness not permitted by Section 6.01.

Section 6.13Intentionally Omitted.

Section 6.14Fiscal Year.  Unless required by Applicable Law, no Loan Party will change its fiscal year from that in effect as of the Agreement Date; provided that if such change is required by such Applicable Law, the Parent or the Borrower shall give the Administrative Agent and the Lenders prior written notice of such change.

Section 6.15  Plans.  No Loan Party will or will permit any Subsidiary to permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

ARTICLE VII
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any of the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower, any other Loan Party or any Subsidiary in or in connection with any of the

Loan Documents or any amendment or modification hereof or waiver of any of the Loan Documents, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver of any of the Loan Documents, shall prove to have been incorrect in any material respect when made or deemed made;

(d)the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03 (with respect to existence) or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.08 or in Article VI;

(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders);

(f)any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after the expiration of all applicable grace or cure periods (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Loan Party or such Subsidiary, as applicable, is diligently contesting the payment of the same in good faith by appropriate legal proceedings and the Loan Party or such Subsidiary has set aside, in a manner reasonably satisfactory to the Administrative Agent, sufficient reserves to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);

(g)any event or condition occurs that results in any Material Indebtedness of any Loan Party or any Subsidiary becoming due prior to its scheduled maturity or that enables or permits (after the expiration of all applicable grace or cure periods) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) Material Indebtedness that is Secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness so long as such Material Indebtedness is repaid in full from the proceeds of such sale or transfer, (y) regularly scheduled amortization payments with respect to Material Indebtedness or (z) customary non-default mandatory prepayments with respect to Material Indebtedness in connection with asset sales, casualty or condemnation events (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or such Material Subsidiary, as applicable, is diligently contesting the payment of the same in good faith by appropriate legal proceedings and the Borrower or such Material Subsidiary has set aside, in a manner reasonably satisfactory to Administrative Agent, sufficient reserves to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower any other Loan Party or any other Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower, any other Loan Party or any other Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)the Parent, the Borrower, any other Loan Party or any other Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower, any other Loan Party or any other Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)the Parent, the Borrower, any other Loan Party or any other Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Parent, the Borrower, any other Loan Party or any other Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed or vacated;

(l)an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability to any member of the ERISA Group in an aggregate amount exceeding (i) $50,000,000 or (ii) the “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for Plans by more than $50,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715;

(m)a Change in Control shall occur;

(n)any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof);

(o)a warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $50,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of sixty (60) days; or

(p)any Lien purported to be created under any Loan Document shall cease to be, or shall be asserted by the Parent, the Borrower or other Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Loan Documents, except as a result of (i) the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, or (ii) the release of such Lien in accordance with the terms and conditions of the Loan Documents.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower on behalf of itself and the other Loan Parties; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other Applicable Law.  Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any grantor of Collateral under the Loan Documents (each a “Grantor”) or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Grantor of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk.

The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in accordance with Section 2.21(b), and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9‑615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor.  To the extent permitted by Applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

Notwithstanding any other provision of this Agreement or other Loan Document, each Secured Swap Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Banks or the Lenders, to take any action or avail itself of any remedies available to such Secured Swap Provider under any Secured Swap Agreement or Applicable Law.

ARTICLE VIII
The Administrative Agent

Section 8.01Appointment and Authority.  Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and each Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties as and to the extent set forth herein.

Section 8.02Rights as Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its

Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 8.03Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02);

(c)shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Subsidiaries or Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05Delegation of Duties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06Resignation of Administrative Agent.

(a)Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any Issuing Bank under any of the Loan Documents, then the resigning Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed).  The Required Lenders shall have the right to appoint a successor Administrative Agent, in consultation with the Borrower and, so long as no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at such time, subject to the consent of the Borrower.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the resigning Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(b)[Intentionally Omitted]

(c)

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 8.07Non-Reliance on Administrative Agent and Lenders.  Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08No other Duties, Etc.  Anything to the contrary notwithstanding, none of the Joint Lead Arrangers and Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 8.09Collateral and Guaranty Matters; Enforcement Generally.  Notwithstanding anything to the contrary contained herein, the Lenders and each Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (ii) that is sold or otherwise disposed of  or to be sold or otherwise disposed of  as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders;

(b)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or as otherwise permitted pursuant to Section 5.13;

(c)to release any Pledgor from its obligations under the Pledge Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or as otherwise permitted pursuant to Section 5.14.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor or Pledgor from its obligations under the Guaranty or Pledge Agreement, as applicable, pursuant to this Section 8.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, any Loan Party’s right to release or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Agreement and the other Loan Documents for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or Swingline Lender, as the case may be) hereunder or under the other Loan Documents, (iii) any Secured Swap Provider from exercising the rights and remedies that inure to its benefit under any Secured Swap Agreement, (iv) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.21), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to the Loan Documents with respect to the enforcement of remedies and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 2.21, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.10Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to an assignment in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for  the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle  and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE IX
Miscellaneous

Section 9.01  Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by e-mail or sent by telecopy, as follows:

(i)if to the Borrower, to it at 8665 East Hartford Drive, Scottsdale, Arizona 85255, Attention of Arik Prawer (Fax No.: (480) 800-3702, e-mail: arik.prawer@colonystarwood.com) and Ryan Berry (Fax No.: (480) 800-3702, e-mail: ryan.berry@colonystarwood.com);

(ii)if to the Administrative Agent or Swingline Lender, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5 / 1st Floor, Newark, DE 19713, Attention of Loan & Agency Services Group (Robert Nichols) (Telephone No.: (302) 634-3376, Fax No.: (201) 244-3628), e-mail: robert.j.nichols@jpmorgan.com, group e-mail: Angus_Directs@jpmorgan.com; if Agency Withholding Tax Inquiries, e-mail: agency.tax.reporting@jpmorgan.com; if Agency Compliance/Financials/Intralinks, e-mail: covenant.compliance@jpmchase.com);

(iii)if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10420 Highland Manor Dr., 4th Floor, Tampa, FL 33610, Attention of Standby LC Unit (Telephone No.: (800) 364-1969, Fax No.: (856) 294-5267, e-mail: gts.ib.standby@jpmchase.com), with a copy to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5 / 1st Floor, Newark, DE 19713, Attention of Loan & Agency Services Group (Robert Nichols) (Telephone No.: (302) 634-3376, Fax No.: (201) 244-3628), e-mail: robert.j.nichols@jpmorgan.com;

(iv)if to any other Lender, to it at its e-mail address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Any party hereto may change its address, email address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d)Electronic Systems.

(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System other than as a result of willful misconduct or gross negligence by such Person as determined by a final, non-appealable order of a court of competent jurisdiction.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 9.02  Waivers; Amendments.

(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)Subject to Section 9.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase  the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent to a disbursement hereunder or of any Default shall not constitute an extension or increase any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest (provided that only the consent of the Required Lenders shall be necessary to waive any applicability of default interest with respect to this Agreement), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or (vi) release any Guarantor from its obligations under the Guaranty (except as permitted in Section 5.13), release any Pledgor from its obligations under the Pledge (except as permitted in Section 5.14), release any of the Collateral (except as expressly permitted under this Agreement or the Pledge Agreement) or subordinate any Lien of the Administrative Agent in any Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lenders, as the case may be; provided further that no such agreement shall amend or modify the provisions of Section 2.08 or any letter of credit application and any bilateral agreement between the Borrower and any Issuing Bank regarding such Issuing Bank’s Letter of Credits Commitment or the respective rights and obligations between the Borrower and any Issuing Bank in connection with the issuance of Letters of Credit to be issued by such Issuing Bank without the prior written consent of the Administrative Agent and such Issuing Bank, respectively.

(c)Notwithstanding anything to the contrary in this Section 9.02, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(d)Notwithstanding anything to the contrary in this Section 9.02, this Agreement may be amended to establish a Class of Additional Tranche Term Loans  and effect amendments to this Agreement as are consistent with Section 2.12 in respect of Additional Tranche Term Loans with only the consent of the Administrative Agent, the Borrower and the Term Loan Lenders providing such Class of Additional Tranche Term Loans (such amendment, an “Additional Tranche Term Loan Amendment”).

Section 9.03  Expenses; Indemnity; Damage Waiver.

(a)The Borrower shall pay (i) all reasonable out of pocket and documented expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket and documented expenses incurred by the applicable Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender (but in each case with respect to attorneys’ fees limited (absent an actual or perceived conflict of interest) to the fees, disbursements and other charges of one outside counsel to the Administrative Agent and the Lenders, taken as a whole and, if reasonably necessary, one additional local counsel in each relevant jurisdiction and one reasonably necessary special counsel in each relevant specialty for the Administrative Agent and the Lenders, taken as a whole, and in the case of an actual or perceived conflict of interest, one additional outside counsel (and, if applicable one additional local counsel in each relevant jurisdiction and one additional special counsel in each relevant specialty) to the affected Lender or Lenders similarly situated and taken as a whole, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket and documented expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Additionally, Borrower shall pay all reasonable fees and expenses of the Diligence Agent.

(b)The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless for, from and against, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated by the Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (A) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to (x) have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, or (y) have not resulted from an act or omission by the Borrower or its Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than a claim or dispute involving an Indemnitee in its capacity as the Administrative Agent, an Issuing Bank, a Swingline Lender, a Joint Lead Arranger/Joint Bookrunner or other titled agent), and (B) the Borrower shall, in connection with any such losses, claims, damages, liabilities or related expenses, only be liable for the attorneys’ fees of one outside counsel to the Indemnitees, taken as a whole and, if reasonably necessary, one additional local counsel in each relevant jurisdiction and one reasonably necessary special counsel in each relevant specialty for the Indemnitees, taken as a whole, and in the case of an actual or perceived conflict of interest, one additional outside counsel (and, if applicable one additional local counsel in each relevant jurisdiction and one additional special counsel in each relevant specialty) to the affected Indemnitee or Indemnitees similarly situated and taken as a whole.  If any action, suit or proceeding is brought against any Indemnitee in connection with any claim for which it is entitled to indemnity hereunder, such indemnified person shall (x) promptly notify the Borrower in writing of such action, suit or proceeding and (y) give the Borrower an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Banks or the Swingline Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Banks or the Swingline Lenders, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Banks or the Swingline Lenders in their capacity as such.

(d)To the extent permitted by Applicable Law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or

Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

Section 9.04  Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof in accordance with Section 9.01; provided that no consent of the Borrower shall be required for an assignment to (I) if a Revolving Commitment, a Revolving Lender or an Affiliate of a Revolving Lender, (II) if all or any portion of a Term Loan, a Term Loan Lender, an Affiliate of a Term Loan Lender, or an Approved Fund in respect of a Term Loan Lender, or (III) to any Eligible Assignee, if at the time of such assignment an Event of Default exists under Section 7.01(a), (b), (h) or (i) or the Loans have been accelerated following an Event of Default;

(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Loan Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Revolving Loan Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)each Issuing Bank, provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan; and

(D)each Swingline Lender, provided that no consent of any Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if, at the time of such assignment, an Event of Default under Section 7.01(a), (b), (h) or (i) exists or the Loans have been accelerated following an Event of Default;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, provided further, Section 9.04(b)(ii)(B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans; i.e., an assignment of a portion of a Term Loan does not require a proportionate assignment of a Revolving Loan Commitment within the same credit facility;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500; and

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent, the Borrower, the other Loan Parties and their related parties or  their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(c), 2.07(d) or (e), 2.08(b), 2.21(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Sections 2.20(e) and (f) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender and the information and documentation required under 2.17(f) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.22 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.18 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and affects such Participant differently than the applicable Lender (subject to all mitigation and other obligations applicable to a Lender).  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.18, 2.19, 2.20 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

Section 9.07  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08  Right of Setoff.  If an Event of Default exists, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09  Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)The Parent and the Borrower each hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)The Parent and the Borrower each hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12  Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower, or (i) to any rating agency of any Lender, provided that each such rating agency has agreed to treat the Information in a manner consistent with such Lender’s obligations under this Agreement.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13  Material Non-Public Information.

(a)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE PARENT, THE BORROWER, THE LOAN OTHER PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(c)

The Borrower acknowledges that certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower materials “PUBLIC,” the Borrower shall be deemed to have authorized the Lender Parties to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Electronic System designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Electronic System not designated “Public Side Information.”

Section 9.14  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.15  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.16  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender or Issuing Bank that is an EEA Financial Institution is a party to this agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority

Section 9.17  Nonliability of Administrative Agent and Lenders.  The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Banks and the Administrative Agent, on the other hand, shall be solely that of borrower and lender.  Each Lender and their affiliates may have economic interests that conflict with those of the Borrower.  None of the Administrative Agent, any Issuing Bank or any Lender shall have any fiduciary responsibilities to the Parent or the Borrower; no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, any Issuing Bank or any Lender to any Lender, the Parent, the Borrower, any Subsidiary or any other Loan Party, and nothing in the Loan Documents shall be deemed to create any advisory or agency relationship or any other implied duty between any of the Administrative Agent, any Issuing Bank or any Lender, on the one hand, and any of the Parent, the Borrower, any other Loan Party, and any of their stockholders or Affiliates on the other hand.  None of the Administrative Agent, any Issuing Bank or any Lender undertakes any responsibility to the Parent or the Borrower to review or inform the Parent or the Borrower of any matter in connection with any phase of the Parent’s or Borrower’s business or operations.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

COLONY STARWOOD HOMES

By:

Name:

Title:

COLONY STARWOOD HOMES

PARTNERSHIP, L.P.

By:Colony Starwood Homes GP, Inc.,

its general partner

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A.,

individually and as Administrative Agent,

By:

Name:

Title:

CITIBANK, N.A.

By:

Name:

Title:

BANK OF AMERICA MERRILL LYNCH

By:

Name:

Title:

[Signature Page – Credit Agreement]

RAYMOND JAMES BANK

By:

Name:

Title:

MORGAN STANLEY BANK, N.A.

By:

Name:

Title:

GOLDMAN SACHS BANK USA

By:

Name:

Title:

DEUTSCHE BANK AG NEW YORK BRANCH

By:

Name:

Title:

By:

Name:

Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:

Name:

Title:

ASSOCIATED BANK NATIONAL ASSOCIATION

By:

Name:

Title:

WELLS FARGO BANK, N.A.

By:

Name:

Title:

[Signature Page – Credit Agreement]

SCHEDULE 1.1A

List of Loan Parties

1.	Colony Starwood Homes, a real estate investment trust organized under the laws of Maryland
2.	Colony Starwood Homes Partnership, L.P., a Delaware limited partnership
3.	SRP Sub, LLC, a Delaware limited liability company
4.	CSH PROPERTY ONE, LLC, a Delaware limited liability company
5.	SRPS LP, a Delaware limited partnership
6.	CSHP One LP, a Delaware limited partnership

792379.03-LACSR01A - MSW

SCHEDULE 1.1B

Specified Subsidiaries

1.Beauly, LLC

2.Carrbridge, LLC

3.Fetlar, LLC

4.Inverclyde, LLC

5.Tarbert, LLC

6.ColFin AH-Georgia 5, LLC

7.ColFin AH-Texas 3, LLC

8.ColFin AI-AZ 1, LLC

9.ColFin AI-CA 5, LLC

10.ColFin AI-DE 1, LLC

11.ColFin AI-GA 1, LLC

12.ColFin AI-GA 2, LLC

SCHEDULE 2.01A

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$87,666,666.67
Citibank, N.A.	$87,666,666.67
Bank of America, N.A.	$87,666,666.66
Credit Suisse AG, Cayman Islands Branch	$73,000,000.00
Deutsche Bank AG New York Branch	$73,000,000.00
Goldman Sachs Bank USA	$73,000,000.00
Morgan Stanley Bank, N.A.	$73,000,000.00
Wells Fargo Bank, N.A.	$50,000,000.00
Raymond James Bank	$40,000,000.00
Associated Bank National Association	$30,000,000.00
Total	$675,000,000.00

SCHEDULE 2.01B

Swingline Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$16,666,666.67
Citibank, N.A.	$16,666,666.67
Bank of America, N.A.	$16,666,666.66
Total	$50,000,000.00

SCHEDULE 2.01C

Letter of Credit Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$16,666,666.67
Citibank, N.A.	$16,666,666.67
Bank of America, N.A.	$16,666,666.66
Total	$50,000,000.00

SCHEDULE 3.06

Disclosed Matters

None.

SCHEDULE 3.16

Equity Interests

Equity Interests

1.Fannie Mae Joint Venture.

A predecessor to the Borrower on October 31, 2012 acquired a 10% interest in a joint venture with Fannie Mae to operate, lease, and manage a portfolio of 1,176 properties primarily located in Arizona, California, and Nevada. We paid approximately $34.0 million to acquire our interest, and funded approximately $1.0 million in reserves to the joint venture. A subsidiary of the Borrower is the managing member and responsible for the operation and management of the properties, subject to Fannie Mae’s approval on major decisions. The Borrower does not have a controlling financial interest due to substantive participating rights held by Fannie Mae. Accordingly, the Borrower and the Parent account for the ownership interest using the equity method. As of December 31, 2016 and December 31, 2015, the joint venture owned 856 and 939 properties, respectively.

2.Prime Joint Venture (Non-performing Loans)

A subsidiary of the Borrower is party to a joint venture with Prime Asset Fund VI, LLC (“Prime”), an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of NPLs. Our subsidiary holds a greater than 98.75% interest in the joint venture. We have determined to exit the NPL business and have sold substantially all of the assets of the joint venture, with the remaining assets currently being marketed for disposition. Prime earns a one-time fee from us, equal to a percentage of the value (as determined pursuant to the Amended and Restated Limited Partnership Agreement (the “Amended JV Partnership Agreement” of PrimeStar Fund I, L.P.) of the NPLs and homes we originally designated as rental pool assets upon disposition or resolution of such assets. Prime also earns a fee in connection with the asset management services that Prime provides to the joint venture and additional incentive fees related to the sale of assets in connection with our exit from the NPL business. We are expecting to sell all of the joint venture’s remaining assets, which in aggregate totaled approximately $76.9 million as of December 31, 2016, by mid-2017. Accordingly, we have reclassified this activity to discontinued operations.

SCHEDULE 6.02

Existing Convertible Indebtedness

•	$172.5 million of 4.50% Convertible Senior Notes maturing on October 15, 2017

•	$230.0 million of 3.00% Convertible Senior Notes maturing on July 1, 2019

•	$345.0 million of 3.50% Convertible Senior Notes maturing on January 15, 2022